UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐  Preliminary Proxy Statement

☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑  Definitive Proxy Statement

☐  Definitive Additional Materials

☐  Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

AGILYSYS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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AGILYSYS, INC.

28925 FOUNTAIN PARKWAY, SOLON, OHIO 44139

June 25, 2010

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Agilysys, Inc. The Annual Meeting will be held at 8:30 a.m., local time, on Thursday, July 29, 2010, at our headquarters at 28925 Fountain Parkway, Solon, Ohio 44139. Your Board of Directors and management look forward to greeting personally those shareholders able to attend.

The matters to be addressed at the Annual Meeting include the election of three Class A Directors and ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

It is important that your shares are represented and voted at the Annual Meeting, whether or not you plan to attend. Accordingly, please sign, date, and mail the enclosed proxy card, in the envelope provided, at your earliest convenience.

Thank you for your cooperation and continued support.

Keith M. Kolerus

Chairman of the Board

AGILYSYS, INC.

28925 FOUNTAIN PARKWAY, SOLON, OHIO 44139

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Agilysys Inc. will be held at our headquarters at 28925 Fountain Parkway, Solon, Ohio 44139, on Thursday, July 29, 2010, at 8:30 a.m., local time, for the following purposes:

1. To elect three Class A members of the Board of Directors of the Company to hold office for a term expiring at the Annual Meeting in 2013;

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only shareholders of record at the close of business on June 18, 2010 are entitled to notice of the Annual Meeting and to vote at the Annual Meeting.

By Order of the Board of Directors.

Kathleen A. Weigand

General Counsel, Secretary and

Senior Vice President – Human Resources

June 25, 2010

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be held on July 29, 2010.

The Proxy Statement and 2010 Annual Report to Shareholders and

Form 10-K for the fiscal year ended March 31, 2010 are available at www.agilysys.com.

AGILYSYS, INC.

28925 FOUNTAIN PARKWAY, SOLON, OHIO 44139

PROXY STATEMENT

Annual Meeting of Shareholders to be held on July 29, 2010

The Proxy enclosed with this Proxy Statement is solicited by the Board of Directors of Agilysys, Inc. and is to be used at the Annual Meeting of Shareholders to be held on July 29, 2010, and any adjournments of the Annual Meeting. The time, place, and purposes of the Annual Meeting are stated in the Notice of Annual Meeting of Shareholders that is provided with this Proxy Statement. Without affecting any vote previously taken, a shareholder may revoke a Proxy by giving notice to the Company in writing at any time before the Proxy’s exercise or in the open meeting. Unless revoked, Common Shares of the Company represented by a valid Proxy (in the form enclosed and properly signed) received in time for voting will be voted according to the directions given in the Proxy. This Proxy Statement, the enclosed proxy card, and our 2010 Annual Report to Shareholders and Form 10-K for the fiscal year ended March 31, 2010 (“2010 Annual Report”) are first being mailed and made available electronically on our website at www.agilysys.com to shareholders beginning on or about June 25, 2010.

The holders of Common Shares (the only class of shares outstanding) can vote at the Annual Meeting. At the close of business on June 18, 2010, the record date fixed for purpose of determining which shareholders can vote at the Annual Meeting, there were 23,011,111 Common Shares outstanding and entitled to vote at the Annual Meeting, each share being entitled to one vote. The Annual Meeting will be held to (i) elect three Class A members of the Board to hold office for a term expiring at the Annual Meeting in 2013 (“Proposal 1”), (ii) ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm (“Proposal 2”), and transact such other business as may properly come before the Annual Meeting or any adjournments thereof. By NASDAQ rules and the rules of the Securities and Exchange Commission (the “SEC”), appointment of the Company’s independent registered public accounting firm is the direct responsibility of the Audit Committee. The Board has determined, however, to seek shareholder ratification of that selection to provide shareholders an avenue to express their views on this important matter. If shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will seek to understand the reasons for the vote against ratification and will take those views into account in this and future appointments. Even if the appointment of Ernst & Young LLP is ratified by shareholders, the Audit Committee reserves the right to appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such change would be in the best interests of the Company and its shareholders.

If any shareholder gives written notice not less than 48 hours before the Annual Meeting commences to our Chief Executive Officer or Secretary that he, she, or it wants the voting for the election of Directors to be cumulative, the shareholder giving notice, or a representative of that shareholder, the Chairman, or the Secretary, will make an announcement about such notice at the start of the Annual Meeting. Cumulative voting means that each shareholder may cumulate his, her, or its voting power for the election of Directors by distributing a number of votes, determined by multiplying the number of Directors to be elected in this meeting times the number of the shareholder’s Common Shares. The shareholder may distribute all of the votes to one individual Director nominee, or distribute the votes among two or more Director nominees, as the shareholder chooses.

QUESTIONS AND ANSWERS

Why am I receiving this Proxy Statement?

This Proxy Statement contains information related to the solicitation of proxies for use at our Annual Meeting, to be held at 8:30 a.m., local time, on Thursday, July 29, 2010 at our headquarters at 28925 Fountain Parkway, Solon, Ohio 44139, for the purposes stated in the Notice of Annual Meeting of Shareholders. This solicitation is made by Agilysys, Inc. on behalf of our Board. “We,” “our,” “us,” and the “Company” refer to Agilysys, Inc. and its subsidiaries.

Who is entitled to vote at the Annual Meeting?

Only holders of record of our Common Shares at the close of business on June 18, 2010, the record date for the Annual Meeting (the “Record Date”), are entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. Our Common Shares are the only class of securities entitled to vote at the Annual Meeting.

What are the voting rights of shareholders?

Each Common Share outstanding on the Record Date entitles its holder to cast one vote on each matter to be voted upon.

Who can attend the Annual Meeting?

All holders of our Common Shares at the close of business on the Record Date, or their duly appointed proxies, are authorized to attend the Annual Meeting. Cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting. If you hold your shares in “street name” (that is, through a bank, broker, or other nominee), you will need to bring a copy of the brokerage statement reflecting your stock ownership as of the Record Date, or a legal proxy from your bank or broker.

What will constitute a quorum at the Annual Meeting?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the Common Shares outstanding at the close of business on the Record Date will constitute a quorum, permitting the shareholders to conduct business at the Annual Meeting. We will include abstentions and broker non-votes in the number of Common Shares present at the Annual Meeting for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares.

As of the record date, there were 23,011,111 Common Shares outstanding.

What vote is necessary to pass each proposal?

Under Ohio law and our Amended Code of Regulations, if a quorum is present at the Annual Meeting, for Proposal 1, the three nominees for election as Directors will be elected as Directors if they receive the greatest number of votes cast for the election of Directors at the Annual Meeting by the holders of Common Shares present in person or represented by proxy and entitled to vote. Abstentions and broker non-votes will count as votes present for purposes of determining whether a quorum is present at the Annual Meeting. Abstentions and broker non-votes will have no effect on Proposal 1. For Proposal 2, if a quorum is present, the affirmative vote of a majority of the shareholders present or in person by proxy is required to ratify the appointment by the Company of Ernst & Young LLP.

How do I vote my Common Shares that are held by my bank or broker?

If your Common Shares are held by a bank or broker, you should follow the voting instructions provided to you by the bank or broker. Although most banks and brokers offer voting by mail, telephone, and on the Internet, availability and specific procedures will depend on their voting arrangements.

How do I vote?

You or your duly authorized agent may vote by completing and returning the accompanying proxy card, or you may attend the Annual Meeting and vote in person.

May I change my vote after I return my proxy card?

Yes. You may revoke a previously granted Proxy at any time before it is exercised by submitting to our Secretary a notice of revocation or a duly executed proxy card bearing a later date, or by attending the Annual Meeting and voting in person.

How are proxy card votes counted?

If the accompanying proxy card is properly signed and returned to us, and not revoked, it will be voted as directed by you. Unless contrary instructions are given, the persons designated as proxy holders on the proxy card will vote “FOR” the election of all nominees for our Board named in this Proxy Statement, “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm, and as recommended by our Board with regard to any other matters that properly come before the Annual Meeting, or, if no such recommendation is given, the persons designated as proxy holders on the proxy card will vote in their own discretion.

Who pays the costs of soliciting proxies?

We will pay the costs of soliciting proxies. We hired Georgeson Inc. to serve as proxy solicitors for us at a cost of $8,500. In addition to soliciting proxies by mail, our officers, Directors, and other employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, custodians, and nominees will forward proxy soliciting materials to their principals and that we will reimburse such persons’ out-of-pocket expenses.

How can I determine the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final results will be announced on a Form 8-K filed with the SEC within four days following the Annual Meeting.

How can I obtain the Company’s 2010 Annual Report?

Our 2010 Annual Report is being mailed along with this Proxy Statement. These documents are also available electronically on our website at www.agilysys.com. Our 2010 Annual Report is not incorporated into this Proxy Statement and shall not be considered proxy solicitation material.

If you wish to have additional copies of our 2010 Annual Report, we will mail these documents to you without charge. Requests should be sent to: Agilysys, Inc., Attn: Treasurer, 28925 Fountain Parkway, Solon, Ohio 44139. These materials have been filed with SEC and may be accessed from the SEC’s website at www.sec.gov.

Why do the proxy materials contain information regarding the Internet availability of proxy materials?

Pursuant to rules adopted by the SEC, we provide access to our proxy materials via the Internet. As described above, proxy materials for the Annual Meeting, including our 2010 Annual Report, are now available via the Internet by accessing www.agilysys.com. While we elected to mail complete sets of the proxy materials for this year’s Annual Meeting, in the future you may receive only a Notice of Internet Availability of Proxy Materials, and you would then have to request to receive a printed set of the proxy materials.

Who should I contact if I have any questions?

If you have any questions about the Annual Meeting, these proxy materials, or your ownership of our Common Shares, please contact our Treasurer by telephone at (440) 519.8700 or by fax at (440)  519.8619.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, shareholders will elect three Class A Directors for a term expiring at the Annual Meeting in 2013. The Board’s nominees for election are Keith M. Kolerus, Robert A. Lauer, and Robert G. McCreary, III. Messrs. Kolerus, Lauer, and McCreary currently serve as Directors of the Company.

The proxyholders named in the accompanying proxy card, or their substitutes, will vote the Proxy at the Annual Meeting, or any adjournments of the Annual Meeting, for the election of the three Director nominees named above, unless, by marking the appropriate space on the proxy card, the shareholder withholds authority for the proxyholder to vote. Each of the nominees has indicated willingness to serve as a Director, if elected. The accompanying proxy card will not be voted for more than three Director nominees or for anyone other than the Company’s three Director nominees.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE. PROXY CARDS RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE UNLESS THE SHAREHOLDER SPECIFIES OTHERWISE IN THE PROXY CARD.

For each of the current Director nominees and each of the other Directors who serve on the Board, the following biography sets forth each Director’s name, age, principal occupation, employment and directorships in other publicly-held companies for the past five years, the year during which service as a Director for the Company began and when their service as a Director will end, and, if applicable, arrangements under which a Director was appointed to the Board. If applicable, information regarding any involvement in certain legal or administrative proceedings is also provided.

Additional information about the experiences, qualifications, attributes, or skills of each Director in support of his continued service on the Board is set forth below. The Nominating and Corporate Governance Committee conducted an in depth skills assessment in December of 2008. The Committee will update the study periodically.

DIRECTOR NOMINEES

Class A Director Nominees (Term to Expire in 2013)

Keith M. Kolerus	Age: 64	Director Since: 1998

Retired Vice President, American Division, National Semiconductor, a producer of semiconductors and a leader in analog power management technology, from 1996 to February 1998. He served as Chairman of the Board of Directors, National Semiconductor Japan Ltd., from 1995 to 1998, and Chairman of the Board of Directors of ACI Electronics, LLC, from 2004 to 2008.

Mr. Kolerus has extensive experience in engineering, global operations, private and public companies, software and hardware technology companies, government contracting, capital markets, financial management, and the technology industry.

Robert A. Lauer	Age: 66	Director Since: 2001

Retired from Accenture, a consulting firm (formerly known as Andersen Consulting), in August 2000. Mr. Lauer held numerous operational positions covering regional, national, and global responsibilities during his 31-year career, most recently serving as Managing Partner Global Human Performance Services and Managing Partner Change Management Global Communications and High Tech Industries. Previously, Director of SumTotal Systems, Inc. (formerly Docent, Inc.).

Mr. Lauer’s career in the information technology industry provided him with extensive experience and qualifications in global business operations, corporate and organizational restructurings, management of professional services personnel, and the development and implementation of large-scale business application software solutions in numerous industry verticals.

Robert G. McCreary, III	Age: 58	Director Since: 2001

Founder and currently a principal of CapitalWorks, LLC, a private equity group, since 1999. Mr. McCreary has served in numerous managing partner positions in investment banking firms and as a partner in a large regional corporate law firm.

Mr. McCreary has extensive experience and qualifications in law, corporate governance, financial strategy, capital markets, investment strategy and mergers and acquisitions, and governance of portfolio companies.

CONTINUING DIRECTORS

Continuing Class B Directors (Term Expires in 2011)

Thomas A. Commes	Age: 68	Director Since: 1999

Retired President and Chief Operating Officer of The Sherwin-Williams Company, a manufacturer and distributor of paints and painting supplies, from June 1986 to March 1999, where he also served as a Director from 1980 until his retirement. Director of Applied Industrial Technologies, Inc., Pella Corporation, and The Cleveland Clinic Foundation, and previously Director of U-Store-It Trust.

As a former President, Chief Operating Officer, and Chief Financial Officer of a Fortune 300 company, Mr. Commes’ qualifications and experience include acquisitions, global business operations and administration, financial management and strategy, capital markets, and sales management and marketing. In addition, Mr. Commes has experience in executive compensation, having served as the Chair of the compensation committee of a NYSE-listed company.

R. Andrew Cueva	Age: 39	Director Since: 2008

Managing Director of MAK Capital Fund, L.P., a value-oriented hedge fund, since 2005. Portfolio manager and analyst at Green Cay Asset Management from 2002 to 2004.

As Managing Director of MAK Capital, the Company’s largest shareholder, Mr. Cueva is uniquely qualified to represent the interests of the Company’s shareholders. Additionally, Mr. Cueva’s qualifications and experience include capital markets, investment strategy, and financial management.

Howard V. Knicely	Age: 74	Director Since: 2002

Retired Executive Vice President, Human Resource & Communications of TRW Inc., a provider of advanced technology products and services in the aerospace and automotive industries (prior to its acquisition by

Northrop Grumman), from 1995 through 2002. Executive Vice President, Human Resources, Communications and Information Systems at TRW Inc. from 1989 to 1995. Mr. Knicely also served as a Director of TRW Inc. from 2001 through 2002.

As a former Director and head of Human Resources and Communications at a Fortune 150 Company, Mr. Knicely has extensive qualifications and experience in compensation, talent management, organizational restructuring, global business operations, corporate governance, and communications.

Continuing Class C Directors (Term Expires in 2012)

James H. Dennedy	Age: 44	Director Since: 2009

Principal and Chief Investment Officer with Arcadia Capital Advisors, LLC, an investment management company making active investments in public companies, since April 2008. President and Chief Executive Officer of Engyro Corporation, an enterprise software company offering solutions in systems management, from January 2005 to August 2007. Principal of Mitchell-Wright, LLC, a consulting firm, from April 2002 to December 2004. Director of NaviSite, Inc., and previously Director of Entrust, Inc. and I-many, Inc.

As a former President of a division of a publicly-held software company and as a Chief Executive Officer of a private software company, Mr. Dennedy has experience in the technology industry. In addition, Mr. Dennedy has extensive experience in investment strategy, capital structure, financial strategy, mergers and acquisitions, and significant public company board experience.

In June 2009, in connection with a Settlement Agreement with Ramius LLC, a shareholder of the Company, the Board appointed Mr. Dennedy to fill a vacancy created by the resignation of Mr. Steve Tepedino, who was initially appointed by Ramius LLC. Mr. Dennedy was recommended as a Director candidate by Ramius LLC and was re-elected by shareholders at the 2009 Annual Meeting.

Martin F. Ellis	Age: 45	Director Since: 2008

President and Chief Executive Officer of the Company since October 2008. Executive Vice President and Chief Financial Officer of the Company from June 2005 to October 2008. Executive Vice President Corporate Development and Investor Relations of the Company from June 2003 to June 2005.

Mr. Ellis’ experiences at the Company have provided him with significant qualifications in performance measurement, restructuring, strategy, capital markets, capital structure and financial strategy, mergers, acquisitions and divestitures, and investor relations.

John Mutch	Age: 53	Director Since: 2009

Chief Executive Officer of BeyondTrust, a security software company, since October 2008. Founder and a Managing Partner of MV Advisors, LLC, a strategic block investment firm that provides focused investment and strategic guidance to small and mid-cap technology companies, since 2006. In March 2003, Mr. Mutch was appointed to the Board of Directors of Peregrine Systems Inc., a global enterprise software provider, to assist Peregrine’s development of a plan of reorganization, which ultimately led to Peregrine’s emergence from bankruptcy. From August 2003 to December 2005, Mr. Mutch served as President and Chief Executive Officer of Peregrine, during which time he restructured and stabilized its business operations and led Peregrine through its acquisition by Hewlett-Packard. Director of Adaptec, Inc., and previously Director of Edgar Online, Inc., Aspyra, Inc., and Overland Storage, Inc.

Mr. Mutch has been an operating executive and investor in the technology industry for over 25 years and has a long, sustained track record of creating shareholder value through both activities. As a Chief Executive Officer of an IT company, Mr. Mutch has extensive experience in the technology industry, restructuring, financial management and strategy, capital markets, sales management, and marketing.

In March 2009, Mr. Mutch was appointed to the Company’s Board at the recommendation of Ramius LLC, a shareholder of the Company, in connection with a Settlement Agreement with Ramius.

CORPORATE GOVERNANCE AND RELATED MATTERS

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines (the “Guidelines”) that provide a sound framework to assist the Board in fulfilling its responsibilities to shareholders. Under the Guidelines, the Board exercises its role in overseeing the Company by electing qualified and competent officers, and by monitoring the performance of the Company. The Guidelines state that the Board and its Committees exercise oversight of chief executive officer and executive pay, Director compensation, succession planning, Director nomination, corporate governance, financial accounting and reporting, internal controls, strategic and operational issues, and compliance with laws and regulations. The Guidelines also state Board policy regarding eligibility for the Board, including Director independence and qualifications for Board candidates, events that require resignation from the Board, service on other public company boards, and stock ownership guidelines. The Nominating and Corporate Governance Committee annually reviews the Guidelines and makes recommendations for changes to the Board. The Guidelines are available on our website at www.agilysys.com.

Independence

The NASDAQ listing standards provide that at least a majority of the members of the Board must be independent, meaning free of any material relationship with the Company, other than his or her relationship as a Director. The Guidelines state that the Board should consist of a substantial majority of independent Directors. A Director is not independent if he fails to satisfy the standards for Director independence under NASDAQ listing standards, the rules of the SEC, and any other applicable laws, rules, and regulations. During the Board’s annual review of Director independence, the Board considers transactions, relationships, and arrangements, if any, between each Director or a Director’s immediate family member and the Company or its management.

In May 2010, the Board performed its annual Director independence review, and as a result of such review determined that the following Directors have been determined to be independent:

Thomas A. Commes	R. Andrew Cueva
James H. Dennedy	Howard V. Knicely
Keith M. Kolerus	Robert A. Lauer
Robert G. McCreary, III	John Mutch

Mr. Ellis is not considered to be independent because of his position as our President and Chief Executive Officer.

Code of Ethics

We have adopted a Code of Business Conduct that applies to all Directors, officers, and employees of the Company. Previously, we had adopted a separate Code of Ethics for Senior Financial Officers applicable to our Chief Executive Officer, Chief Financial Officer, and other senior financial officers of the Company, and any person performing a similar function. In January 2010, the Board approved our combining the Code of Ethics for Senior Financial Officers with the Code of Business Conduct. The amended Code of Business Conduct includes all of the ethics standards previously established in the Code of Ethics for Senior Financial Officers to provide a unified, more comprehensive approach to conveying ethics expectations. The Code of Business Conduct is reviewed annually by the Audit Committee, and recommendations for change are submitted to the Board for approval. The Code of Business Conduct is available on our website at www.agilysys.com.

The Company has in place a hotline available for use by all employees, as described in the Code of Business Conduct. Any employee can anonymously report potential violations of the Code of Business Conduct through the hotline, which is managed by an independent third party. Reported violations are promptly investigated and reported to the Audit Committee. Reported violations are addressed by the Company and, if related to accounting, internal accounting controls, or auditing matters, the Audit Committee.

Meetings of Board and Attendance at Annual Meeting

The Board held eight meetings during the last fiscal year, of which three were special meetings. During fiscal year 2010, no Director attended less than 75% of the aggregate of (i) the total number Board meetings held during the period he served as a Director and (ii) the total number of meetings held by Committees of the Board on which he served, during the periods that he served. Independent Directors meet regularly in executive session at each Board meeting, and executive sessions are chaired by Mr. Kolerus, Chairman of the Board.

It is the Board’s policy that all of its members attend the Annual Meeting absent exceptional cause. All of the Directors were in attendance at the 2009 Annual Meeting.

Shareholder Communication with Directors

Shareholders and others who wish to communicate with the Board as a whole, or with any individual Director, may do so by sending a written communication to such Director(s) in care of the Company at our headquarters address. Our General Counsel will forward the communication to the specified Director(s).

Committees of the Board

Director	Audit	Compensation	Nominating and Corporate Governance
Thomas A. Commes (1)	Chairman		X
R. Andrew Cueva (2)	X		X
James H. Dennedy (2)	X
Howard V. Knicely		Chairman	X
Keith M. Kolerus		X
Robert A. Lauer	X	X
Robert G. McCreary, III	X		Chairman
John Mutch (2)		X

(1)	Audit Committee Financial Expert

(2)

On April 27, 2009, Mr. R. Andrew Cueva was appointed to serve on the Audit and the Nominating and Corporate Governance Committees, and Mr. Mutch was appointed to serve on the Compensation Committee. On June 22, 2009, Mr. Dennedy was appointed to serve on the Audit Committee.

Audit Committee.  The Audit Committee held five meetings during the last fiscal year, of which one was a special meeting. The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Exchange Act, reviews with our independent registered public accounting firm the proposed scope of our annual audits and audit results, reviews the adequacy of internal financial controls, reviews internal audit functions, is directly responsible for the appointment, determination of compensation, retention, and general oversight of the independent registered public accounting firm, and reviews any concerns identified by either the internal or external auditors. The Board has determined that all Audit Committee members are financially literate under the current NASDAQ listing standards. The Board has also determined that Thomas A. Commes qualifies as an “audit committee financial expert” under the rules adopted by the SEC under the Sarbanes-Oxley Act of 2002. The Board has adopted an Audit Committee Charter which is reviewed annually by the Audit Committee and is available on our website at www.agilysys.com.

Compensation Committee.  The Compensation Committee held five meetings during the last fiscal year. The purpose and mission of the Compensation Committee is to enhance shareholder value by ensuring the pay available to the Board, Chief Executive Officer, and other executive officers enables us to attract and retain high-quality leadership and is consistent with our executive pay policy. As part of its responsibility in this regard, the Compensation Committee oversees our pay plans and policies, annually reviews and determines all pay, including base salary, annual cash incentive, long-term stock incentive, and retirement and perquisite plans and programs, administers our incentive programs, including establishing performance goals, determining the extent to which performance goals are achieved, and determining awards, administers our equity pay plans, including making grants to our executive officers, and regularly evaluates the effectiveness of the overall executive pay program. The Board has adopted a Compensation Committee Charter which is reviewed annually by the Compensation Committee and is available on our website at www.agilysys.com. A more complete description of the Compensation Committee’s functions is found in the Compensation Committee Charter.

Our Law and Human Resources Departments support the Compensation Committee in its work and, in some cases, as a result of delegation of authority by the Compensation Committee, fulfill various functions in administering our pay programs. In addition, the Compensation Committee has the authority to engage the services of outside advisers, experts, and others to assist the Compensation Committee. In fiscal year 2010, the Compensation Committee relied on the services of Pearl Meyer & Partners, LLC (“PM&P”), an executive pay consulting firm, to provide input to facilitate the Compensation Committee’s decision-making process regarding the executive pay programs for the executive officers. Specifically, PM&P:

•	Provided input on executive pay levels among a peer group of companies and from published and private salary surveys;
•	Provided long-term incentive plan alternatives; and
•	Assisted in the preparation of the Compensation Discussion and Analysis included in this Proxy Statement.

While the Compensation Committee directly retained PM&P, in carrying out assignments PM&P also interacted with our executive officers when necessary and appropriate. Specifically, PM&P interacted with our Chief Executive Officer and our General Counsel, Secretary and Senior Vice President – Human Resources, who provided data and insight on our compensation programs and business strategies. These executive officers attend Compensation Committee meetings when executive compensation, Company performance, and individual performance are discussed and evaluated by Compensation Committee members, and they provide their thoughts and recommendations on executive pay issues during these meetings and also provide updates on financial performance, divestitures, mergers and acquisitions, industry status, and other factors that may impact executive compensation. Decisions regarding the Chief Executive Officer’s compensation were based solely on the Compensation Committee’s deliberations while compensation decisions regarding other executive officers took into consideration recommendations from the Chief Executive Officer. Only Compensation Committee members make decisions on executive compensation and approve all outcomes.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee (“Nominating Committee”) held six meetings during the last fiscal year, of which two were special meetings. The Nominating Committee assists the Board in finding and nominating qualified people for election to the Board, assessing and evaluating the Board’s effectiveness, and establishing, implementing, and overseeing our governance programs and policies. The Board has adopted a Nominating Committee Charter which is reviewed annually by the Nominating Committee and is available on our website at www.agilysys.com.

The Nominating Committee is responsible for reviewing the qualifications of, and recommending to the Board, individuals to be nominated for membership on the Board. The Board has adopted Guidelines for Qualifications and Nomination of Director Candidates (“Nominating Guidelines”), and the Nominating Committee considers nominees using the criteria set forth in the Nominating Guidelines. At a minimum, a candidate must meet the following criteria:

•	Be of proven integrity with a record of substantial achievement;
•	Has demonstrated ability and sound business judgment based on broad experience;
•	Be able and willing to devote the required amount of time to the Company’s affairs, including attendance at Board and committee meetings;
•	Be analytical and constructive in the objective appraisal of management’s plans and programs;
•	Be committed to maximizing shareholder value and building a sound Company, long-term;
•	Be able to develop a professional working relationship with other Board members and contribute to the Board’s working relationship with senior management of the Company;
•	Be able to exercise independent and objective judgment and be free of any conflicts of interest with the Company; and
•	Be able to maintain the highest level of confidentiality.

The Nominating Committee considers the foregoing factors, among others, in identifying candidates; however, there is no policy requiring the Nominating Committee to consider the impact of any one factor by itself. The Nominating Committee also will consider the Board’s current and anticipated needs in terms of number, diversity, specific qualities, expertise, skills, experience, and background. In addition, the Corporate Governance Guidelines state that the Board should have a balanced membership, with diverse representation of relevant areas of experience, expertise, and backgrounds. The Nominating Committee seeks nominees that collectively will build a capable, responsive, and effective Board, prepared to address strategic, oversight, and governance challenges. The Nominating Committee believes that the backgrounds and qualifications of the Directors as a group should provide a significant mix of experience, knowledge, and abilities that will enable the Board to fulfill its responsibilities.

The Nominating Committee will consider shareholder recommendations for nominees for membership on the Board. Shareholders may make a nominee recommendation by sending the nomination to the Chairman of the Nominating Committee, to our General Counsel’s attention at our headquarters. The recommendation must include (i) the name and address of the candidate, (ii) a biography of the candidate, including his or her employment for the last ten years, educational background and, if applicable, any financial or accounting education, background, and experience, (iii) an explanation of why the candidate is qualified to serve as a director of the Board, (iv) a description of all agreements between the shareholder and the candidate and any other persons regarding the recommendation for nomination, and (v) the candidate’s signed consent to serve as a director if nominated and elected and to be named in the Proxy Statement if recommended by the Board.

The Nominating Committee may request additional information from such candidate to assist in its evaluation. The Nominating Committee will evaluate any shareholder-recommended nominees in the same way it evaluates candidates recommended by other sources, as described above.

Chief Executive Officer and Chairman Positions

The Board has determined that having an independent director serve as Chairman of the Board is in the best interest of shareholders at this time. This structure has been particularly important as the Board has considered strategic alternatives and direction and implemented changes in the executive management team, particularly the appointment of Mr. Ellis is his new role as Chief Executive Officer in October 2008. The structure ensures a greater role for our independent Directors in the oversight of the Company and the active participation in setting agendas and establishing priorities and procedures for the Board. Pursuant to the Board’s Corporate Governance Guidelines, it is policy that the positions of Chairman of the Board and Chief Executive Officer be held by different individuals, except as otherwise determined by the Board.

Risk Oversight

Management is responsible for the day-to-day management of risks facing the Company, while the Board, as a whole and through its Committees, is actively involved in the oversight of such risks. The Board’s role in risk oversight includes regular reports at Board meetings from members of senior management on areas of material risk to the Company. The Company utilizes an Enterprise Risk Management (“ERM”) approach to articulate to the Board any event or group of events that would materially impact the value of the Company. The ERM approach serves to regularly identify and update, among other items, the population of possible risks for the Company, assign risk ratings, prioritize the risks, assess likelihood of risk occurrence, and develop risk mitigation plans for prioritized risks, as well as assign roles and responsibilities to implement mitigation plans. Risks are ranked primarily by evaluating each risk’s likelihood of occurrence and magnitude.

The ERM process is ongoing and supplemented by regular reports to the Board from each Committee chair regarding each respective Committee’s considerations and actions regarding particular risk to the Company. In addition to the Board’s role in risk oversight, the Audit Committee regularly reviews areas of material risk to the Company, including strategic, financial, operational, and legal and regulatory compliance risks.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during fiscal year 2010 or as of the date of this Proxy Statement is or has been an officer or employee of the Company, and none of our executive officers served on the compensation committee (or other committee serving an equivalent function) or board of any company that employed any member of our Compensation Committee or our Directors.

DIRECTOR COMPENSATION

The following discussion and table, and related notes, summarize information about our non-employee Directors’ fiscal year 2010 compensation.

•	An annual cash retainer of $30,000;
•	The Chairman of the Board was paid an additional retainer of $50,000;
•	Chairs of the Compensation Committee and Nominating and Corporate Governance Committee receive an additional $10,000 cash retainer per year;
•	The Chair of the Audit Committee is paid an additional $15,000 cash retainer per year; and
•	Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee members are paid an additional $15,000 cash retainer per year (including each Chair).

Our Compensation Committee recommended to the Board that the fiscal year 2010 annual equity grant be an award of restricted shares under the 2006 Stock Incentive Plan valued at $80,000, with a March 31, 2010 vesting date, and pro-rata vesting upon retirement prior to March 31, 2010. Each of our non-employee Directors, except Messrs. Cueva and Dennedy, received 11,713 restricted shares, recommended by the Compensation Committee and approved by the Board, at a $6.83 grant price, which vested on March 31, 2010. The Board approved the grant based on the results from the formal compensation study conducted by the Compensation Committee’s outside consultant that took place for fiscal year 2009. Mr. Cueva declined this award given the significant ownership in the Company by his firm, MAK Capital. After Mr. Dennedy’s appointment to the Board, he received a grant of 17,279 restricted shares, recommended by the Compensation Committee and approved by the Board at its July 2009 meeting, at a grant price of $4.63 and which vested on March 31, 2010. In June 2010, the Board approved a fiscal year 2011 equity grant of 12,903 restricted shares with a grant date value of $80,000, or $6.20 per share, vesting on March 31, 2011, with pro-rata vesting upon retirement prior to March 31, 2011. Mr. Cueva declined this award also. We pay no additional fees for Board or Committee meeting attendance. All compensation received by Mr. Ellis for his service as an executive officer is fully reflected in the compensation tables below, and he receives no other payment for his service as a Director.

Our non-employee Directors are eligible to participate in the Company’s nonqualified deferred compensation plan, the Benefits Equalization Plan (the “BEP”), which allows a Director to elect to defer all or a part of his pay. No Directors participate in the BEP.

Our Directors are subject to share ownership guidelines. The guidelines require ownership of either (i) two times the Director’s respective annual cash retainer within two years of service and four times the Directors respective annual cash retainer within four years of service or (ii) 5,000 Common Shares within the first two years following the Director’s election to the Board and 15,000 Common Shares within four years of election. All of our Directors meet these guidelines.

Director Compensation for Fiscal Year 2010

Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Thomas A. Commes	75,000	80,000	351	155,351
R. Andrew Cueva	57,833	—	—	57,833
James H. Dennedy	34,750	80,000	—	114,750
Howard K. Knicely	70,000	80,000	351	150,351
Keith M. Kolerus	96,083	80,000	351	176,434
Robert A. Lauer	60,000	80,000	351	140,351
Robert G. McCreary, III	70,000	80,000	351	150,351
John Mutch	43,917	80,000	351	124,268
Steve Tepedino	—	—	—	—

(1)

Refer to discussion above for retainer and committee fees payable to Directors. Mr. Cueva was appointed to serve on the Audit and the Nominating and Corporate Governance Committees in April 2009. Mr. Dennedy was appointed to the Board and to serve on the Audit Committee in June 2009, replacing Mr. Kolerus on the Audit Committee. Mr. Mutch was appointed to serve on the Compensation Committee in April 2009. Mr. Tepedino resigned from the Board in May 2009 and received no fees for fiscal year 2010.

(2)

Refer to discussion above regarding fiscal year 2010 restricted shares grant. Amounts in this column represent the grant date fair value of the restricted shares computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 (formerly, FASB Statement 123R).

As of March 31, 2010, the aggregate number of unexercised stock options held by each current non-employee Director was as follows: Mr. Commes, 45,000; Mr. Knicely, 30,000; Mr. Kolerus, 22,500; Mr. Lauer, 37,500; and Mr. McCreary, 37,500.

(3)

Cash dividends on restricted shares are subject to the same forfeiture provisions as the underlying shares. In August 2009, the Company discontinued payments of dividends on Common Shares. Amounts in this column represent a dividend declared on July 16, 2009.

BENEFICIAL OWNERSHIP OF COMMON SHARES

The following table shows the number of Common Shares beneficially owned as of June 11, 2010 by (i) each current Director; (ii) our Chief Executive Officer and Chief Financial Officer; (iii) the other three most highly compensated executive officers at the end of fiscal year 2010 whose total compensation exceeded $100,000 for fiscal year 2010 (together with the individuals covered by (ii) above, the “Named Executive

Officers”); (iv) all Directors and our executive officers as a group; and (v) each person who is known by us to beneficially own more than 5% of our Common Shares.

Name	Number of Common Shares Beneficially Owned (1)		Percent of Class

Directors (Excluding Named Executive Officers) (2)

Thomas A. Commes	107,830	(3)	.5

R. Andrew Cueva	2,787,143	(4)	12.1

James H. Dennedy	30,182	(5)	.1

Howard V. Knicely	73,830	(6)	.3

Keith M. Kolerus	108,337	(7)	.5

Robert A. Lauer	85,330	(8)	.4

Robert G. McCreary, III	92,114	(9)	.4

John Mutch	24,616	(10)	.1

Named Executive Officers (2)

Martin F. Ellis	476,171	(11)	2.0

Kenneth J. Kossin, Jr.	89,358	(12)	.4

Anthony Mellina	64,708	(13)	.3

Tina Stehle	60,909	(14)	.3

Kathleen A. Weigand	59,789	(15)	.3

All Directors and Executive Officers as a group (16 persons)	4,213,251	(16)	17.7

Other Persons

MAK Capital One, LLC et al.	4,559,429	(17)	19.8
590 Madison Avenue, 9th Floor
New York, New York 1022

Dimensional Fund Advisors LP	2,104,055	(18)	9.1
6300 Bee Cave Road
Palisades West, Building One
Austin, Texas 78746

Barclays Global Investors, NA	1,740,748	(19)	7.7
400 Howard Street
San Francisco, California 94105

The Vanguard Group, Inc.	1,185,743	(20)	5.1
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

BlackRock, Inc.	1,506,485	(21)	5.6
40 East 52nd Street
New York, New York 10022

(1)

Except where otherwise indicated, beneficial ownership of the Common Shares held by the persons listed in the table above comprises both sole voting and dispositive power, or voting and dispositive power that is shared with a spouse.

(2)	The address of each Director and Named Executive Officer is 28925 Fountain Parkway, Solon, Ohio 44139.

(3)

Includes (i) 45,000 Common Shares which Mr. Commes had the right to acquire within 60 days of June 11, 2010 through the exercise of stock options granted under the 1999 and 2000 Stock Option Plans for outside Directors and 2000 Stock Incentive Plan and (ii) 12,903 restricted Common Shares which he was granted under the 2006 Stock Incentive Plan, as to which he has sole voting power but no dispositive power until such Common Shares vest.

(4)

Comprised entirely of Common Shares beneficially owned by MAK Capital Fund L.P. and excludes Common Shares beneficially owned by Paloma International L.P. Mr. Cueva may be deemed to share beneficial ownership in Common Shares that MAK Capital Fund L.P. may be deemed to beneficially own; however, Mr. Cueva disclaims beneficial ownership of the Common Shares, except to the extent of his pecuniary interest in MAK Capital Fund L.P.’s interest in such Common Shares. The inclusion in this table of the Common Shares beneficially owned by MAK Capital Fund L.P. shall not be deemed an admission by Mr. Cueva of beneficial ownership of all of the reported Common Shares.

(5)	Includes 12,903 restricted Common Shares which Mr. Dennedy was granted under the 2006 Stock Incentive Plan, as to which he has sole voting power but no dispositive power until such Common Shares vest.

(6)

Includes (i) 30,000 Common Shares which Mr. Knicely had the right to acquire within 60 days of June 11, 2010 through the exercise of stock options granted to the Director under the 2000 Stock Option Plan for outside Directors and 2000 Stock Incentive Plan and (ii) 12,903 restricted Common Shares which he was granted under the 2006 Stock Incentive Plan, as to which he has sole voting power but no dispositive power until such Common Shares vest.

(7)

Includes (i) 22,500 Common Shares which Mr. Kolerus had the right to acquire within 60 days of June 11, 2010 through the exercise of stock options granted to the Director under the 2000 Stock Option Plans for outside Directors and 2000 Stock Incentive Plan and (ii) 12,903 restricted Common Shares which he was granted under the 2006 Stock Incentive Plan, as to which he has sole voting power but no dispositive power until such Common Shares vest.

(8)

Includes (i) 37,500 Common Shares which Mr. Lauer had the right to acquire within 60 days of June 11, 2010 through the exercise of stock options granted to the Director under the 2000 Stock Option Plan for outside Directors and the 2000 Stock Incentive Plan and (ii) 12,903 restricted Common Shares which he was granted under the 2006 Stock Incentive Plan, as to which he has sole voting power but no dispositive power until such Common Shares vest.

(9)

Includes (i) 37,500 Common Shares which Mr. McCreary had the right to acquire within 60 days of June 11, 2010 through the exercise of stock options granted to the Director under the 2000 Stock Option Plan for outside Directors and 2000 Stock Incentive Plan and (ii) 12,903 restricted Common Shares which he was granted under the 2006 Stock Incentive Plan, as to which he has sole voting power but no dispositive power until such Common Shares vest.

(10)	Includes 12,903 restricted Common Shares which Mr. Mutch was granted under the 2006 Stock Incentive Plan, as to which he has sole voting power but no dispositive power until such Common Shares vest.

(11)

Includes (i) 328,000 Common Shares which Mr. Ellis had the right to acquire within 60 days of June 11, 2010 through the exercise of stock options granted to him under the 2000 and 2006 Stock Incentive Plans and (ii) 26,266 restricted Common Shares (including dividend shares) granted under the 2006 Stock Incentive Plan, as to which he has sole voting power but no dispositive power until such Common Shares vest.

(12)

Includes (i) 78,699 Common Shares which Mr. Kossin had the right to acquire within 60 days of June 11, 2010 through the exercise of stock options granted to him under the 2000 and 2006 Stock Incentive Plans and (ii) 7,141 restricted Common Shares (including dividend shares) granted under the 2006 Stock Incentive Plan, as to which he has sole voting power but no dispositive power until such Common Shares vest.

(13)

Includes (i) 47,866 Common Shares which Mr. Mellina had the right to acquire within 60 days of June 11, 2010 through the exercise of stock options granted to him under the 2006 Stock Incentive Plan and (ii) 11,284 restricted Common Shares (including dividend shares) granted under the 2006 Stock Incentive Plan, as to which he has sole voting power but no dispositive power until such Common Shares vest.

(14)

Includes (i) 48,366 Common Shares which Ms. Stehle had the right to acquire within 60 days of June 11, 2010 through the exercise of stock options granted to her under the 2000 and 2006 Stock Incentive Plans and (ii) 8,303 restricted Common Shares (including dividend shares) granted under the 2006 Stock Incentive Plan, as to which she has sole voting power but no dispositive power until such Common Shares vest.

(15)

Includes (i) 22,866 Common Shares which Ms. Weigand had the right to acquire within 60 days of June 11, 2010 through the exercise of stock options granted to her under the 2006 Stock Incentive Plan and (ii) 32,989 restricted Common Shares (including dividend shares) granted under the 2006 Stock Incentive Plan, as to which Ms. Weigand has sole voting power but no dispositive power until such shares vest.

(16)

The number of Common Shares shown as beneficially owned by the Directors and Executive Officers as a group includes (i) 833,961 Common Shares which such persons have the right to acquire within 60 days of June 11, 2010 through the exercise of stock options granted to them under the 2000 and 2006 Stock Incentive Plans and the 1999 and 2000 Stock Option Plans for outside Directors, and (ii) 183,573 restricted Common Shares (including dividend shares) granted under the 2006 Stock Incentive Plan, as to which such persons have sole voting power but no dispositive power until such Common Shares vest.

(17)

As reported on a Schedule 13D/A dated February 1, 2010 and supplemented with acquisitions reported on Form 4 in June 2010. MAK Capital One LLC serves as the investment manager of MAK Capital Fund LP and other funds and accounts. MAK Capital One LLC has shared voting and dispositive power with respect to 4,559,429 Common Shares. MAK GP LLC is the general partner of MAK Capital Fund LP. Michael A. Kaufman, managing member and controlling person of MAK GP LLC and MAK Capital One LLC, has shared voting and dispositive power with respect to 4,559,429 Common Shares. MAK Capital Fund LP has shared voting and dispositive power with respect to 2,787,143 Common Shares. Paloma International L.P., through its subsidiary Sunrise Partners Limited Partnership, has shared voting and dispositive power with respect to 1,772,286 of Common Shares. Trust Asset Management LLP is the general partner of Paloma International L.P. S. Donald Sussman is the controlling person of Paloma International L.P. and Trust Asset Management LLP and has shared voting and dispositive power with respect to 1,772,286 of Common Shares. R. Andrew Cueva is a Managing Director of MAK Capital One LLC. The principal business address of MAK Capital One LLC, MAK GP LLC and Messrs. Kaufman and Cueva is 590 Madison Avenue, 9th Floor, New York, New York 10022. The principal address of MAK Capital Fund LP is c/o Dundee Leeds Management Services Ltd., 129 Front Street, Hamilton, HM 12, Bermuda. The principal business address of Paloma International L.P. and Sunrise Partners Limited Partnership is Two America Lane, Greenwich, Connecticut 06836-2571. The principal business address for Mr. Sussman and Trust Asset Management is 6100 Red Hook Quarters, Suites C1-C6, St. Thomas, US Virgin Islands 00802-1348.

(18)	As reported on a Schedule 13G/A dated February 10, 2010.

(19)

As reported on a Schedule 13G dated February 6, 2009, as follows: (i) Barclays Global Investors, NA, has sole voting power with respect to 515,767 Common Shares and sole dispositive power with respect to 710,357 Common Shares; (ii) Barclays Global Fund Advisors has sole voting power with respect to 754,923 Common Shares and sole dispositive power with respect to 1,015,926 Common Shares; and (iii) Barclays Global Investors, Ltd. has sole dispositive power with respect to 14,465 Common Shares.

(20)

As reported on a Schedule 13G dated February 1, 2010. The Vanguard Group, Inc. has sole voting and shared dispositive power with respect to 20,022 Common Shares and sole dispositive power with respect to 1,165,721 Common Shares.

(21)	As reported on a Schedule 13G dated January 20, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s Directors and certain of its executive officers and persons who beneficially own more than 10% of the Common Shares to file reports of and changes in ownership on Forms 3, 4 and 5 with the SEC. These persons are also required to furnish the Company with copies of any filed Forms. Based solely on the Company’s review of the copies of Forms it has received and filed, the Company believes that each of its Directors, executive officers and beneficial owners of more than 10% of the Common Shares satisfied the Section 16(a) filing requirements during fiscal year 2010.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Highlights

Our executive compensation structure is designed to align executive pay and shareholders’ interests. Our fiscal year 2010 compensation strategy reflected a significant focus on performance-based compensation for the new senior management team as a response to the Company’s failure to achieve its overall financial and shareholder performance goals for fiscal year 2009. Additionally, we took aggressive action to reduce current and future compensation costs in response to the worldwide economic recession, which resulted in lower spending for information technology and negatively impacted our financial performance.

Our Compensation Committee, comprised of four independent Directors, set fiscal year 2010 compensation, including financial and business targets for performance-based compensation, for our Chief Executive Officer, Chief Financial Officer and our next three highest paid executive officers (together, our “Named Executive Officers”) in May 2009. At the time targets were set, our Compensation Committee did not anticipate that macroeconomic conditions would deteriorate to the degree realized by 2010 fiscal year-end, which resulted in a 12% decline in our total revenue. The decline in adjusted EBITDA excluding charges (defined as operating income plus depreciation and amortization, excluding restructuring charges and asset impairment charges, and hereinafter referred to as “EBITDA”) of 58% was significantly softened due to significant cost savings initiatives commenced in fiscal year 2009 and continued in fiscal year 2010. As a result of economic factors, we did not achieve fiscal year 2010 profitability targets, however, we did significantly improve working capital efficiency. Consequently, annual incentive payouts to our Named Executive Officers ranged from 15% to 53% of target, and the performance shares (as described below) earned pursuant to the long-term incentive plan ranged from 50% to 71% of target. Despite the poor economy and its negative impact on our revenues, shareholders realized an increase in the value of their Common Shares at 2010 fiscal year-end, up 160% from fiscal-year end 2009, and as of the Record Date, up 76% from fiscal year-end 2009.

Reduction in Compensation Costs and Programs.  During late fiscal year 2009 and early fiscal year 2010, significant reductions to compensation arrangements were made in response to 2009 performance and poor macroeconomic conditions, including:

•	Salary freezes for all employees, including our Named Executive Officers;
•	46% reduction in annual total target compensation for our Chief Executive Officer compared to his predecessor;

•	31% reduction in annual total target compensation as a result of combining the General Counsel, Secretary, and Senior Vice President – Human Resources roles into one position;
•	Elimination of a layer of executive management between our Chief Executive Officer and business segment heads resulting in an annual savings of approximately $2.3 million;
•	Elimination of change of control agreements for all employees except our Chief Executive Officer;
•	Closure of our defined benefit plan to new executive officers (leaving our Chief Executive Officer as the only participant in the plan);
•	Suspension of Company matching contributions to our 401(k) and deferred compensation plans;
•	Discontinuation of reimbursement for club membership dues for all executive officers, other than our Chief Executive Officer; and
•	Increasing the change of control trigger in the Company’s 2006 Stock Incentive Plan for future awards from ownership of 20% of the Company to 33-1/3%.

Management Team.  All of our Named Executive Officers assumed their current roles in fiscal year 2009. In October 2008, Martin F. Ellis was promoted from Chief Financial Officer to President and Chief Executive Officer, and Kenneth J. Kossin, Jr. was promoted from Controller to Senior Vice President and Chief Financial Officer. At that time, Tina Stehle, the head of our Hospitality Solutions Group (“HSG”), was promoted to an executive officer, as Senior Vice President and General Manager, and Anthony Mellina, the head of our Technology Solutions Group (“TSG”), was promoted to an executive officer, as Senior Vice President and General Manager. Kathleen A. Weigand was hired in March 2009 as General Counsel and Senior Vice President – Human Resources, and was appointed Secretary of the Company in April 2010.

Compensation Philosophy, Objectives, and Structure

Our Compensation Committee adopted its pay philosophy, objectives, and structure for our Named Executive Officers to achieve financial and business goals and create long-term shareholder value. Following input from PM&P, the Compensation Committee’s executive compensation consultant, our Compensation Committee reaffirmed the philosophy, objectives, and structure for fiscal year 2010.

Compensation Philosophy and Objectives.  Our Compensation Committee’s philosophy is to pay a base salary and provide annual cash incentives and long-term stock incentives, each at a minimum of the 50th percentile of industry specific market surveys, and to annually review these compensation components based on industry specific market surveys and tie compensation to our business strategy. The Compensation Committee’s objective is to establish an overall compensation package to:

•	Attract, retain, and motivate executives who can significantly contribute to our success;
•	Reward the achievement of business objectives approved by our Board;
•	Provide a rational, consistent, and competitive executive compensation program that is well understood by those to whom it applies; and
•	Tie a significant portion of compensation to the long-term performance of our Common Shares.

Compensation Objectives and Structure.  Our compensation structure is comprised of:

•

Base Salary — Base salary provides fixed pay at a level aimed to attract and retain executive talent. Variations in salary levels among Named Executive Officers are based on each executive’s roles and responsibilities, experience, functional expertise, and individual performance.

•

Annual Incentive — Annual incentives provide cash variable pay for achievement of Company financial and business goals and individual goals, with target incentives set as a percentage of salary and designed to reward achievement of annual business objectives with an annual cash payment. Variations in incentive components and mix among Named Executive Officers are based on each executive’s respective business segment or corporate goals and the emphasis for each executive on individual goals and corporate-wide initiatives. Our Chief Executive Officer has a greater percentage of salary as target incentive as compared to the other Named Executive Officers due to his greater ability to influence corporate goals and initiatives.

•

Long-Term Incentives — Long-term incentives are variable, performance-based equity incentives designed to drive improvements in performance that build wealth and create long-term shareholder value by tying the value of earned incentives to the long-term performance of our Common Shares. Target incentives are set as a percentage of salary. Variations in awards among Named Executive Officers are determined by our Compensation Committee after a review of various factors, including recommendations from our executive compensation consultant based on market data, relative salary levels, individual ability to influence results, length of time in current role or similar role at another company, and recommendations from our Chief Executive Officer. Our Chief Executive Officer has a greater percentage of salary as target incentive as compared to the other Named Executive Officers due to his greater ability to influence long-term shareholder return.

Compensation Key Considerations

Annual Goal Setting.  At the beginning of each fiscal year, written goals are established for our Named Executive Officers. These goals are tied to our financial, strategic, and operational goals and include business specific financial targets relating to our goals. Each Named Executive Officer’s annual incentive goals are established by our Compensation Committee, with input from our Chief Executive Officer (other than for himself). At year-end, the Compensation Committee evaluates the performance of each Named Executive Officer and determines an appropriate award based on established goals, with input from our Chief Executive Officer (other than for himself). Our Compensation Committee establishes our Chief Executive Officer’s annual incentive goals and determines his appropriate award based on established goals. Performance levels used for fiscal year 2010 incentives involve some difficulty at the threshold level, increased difficulty at the 100% target level, and significant difficulty at the maximum level, in each case relative to future expectations at the time the levels were set.

Variable Pay at Risk.  Our philosophy drives the provision of greater at-risk pay to our Named Executive Officers, and variable pay at risk comprises more than 70% of target annual compensation for our Chief Executive Officer and more than 50% for all other Named Executive Officers. Our Named Executive Officers have greater opportunities for long-term, equity-based incentive compensation than annual cash incentive compensation. As a result, greater emphasis is placed on long-term shareholder value creation than annual financial performance thereby minimizing excessive risk taking by our executives.

Our Compensation Committee, in consultation with management, evaluated our incentive plans to determine if the plans’ measures or goals encourage inappropriate risk-taking by our employees. Our Compensation Committee determined that the performance measures and goals were tied to our business, financial, and strategic objectives. As such, the incentive plans are believed not to encourage risk-taking outside of the range of risks contemplated by the Company’s business plan.

Tally Sheets.  Our Compensation Committee analyzes tally sheets at the beginning of the fiscal year to review overall compensation and pay mix for each Named Executive Officer. Tally sheets include a year-over-year comparison of salary, annual and long-term incentives, equity grants, and personal benefits earned. Tally sheets also include a year-over-year comparison of the value of Named Executive Officers’ equity holdings and Mr. Ellis’ retirement lump-sum benefits to indicate wealth accumulation. Tally sheets bring together, in one place, all elements of Named Executive Officers’ compensation so that our Compensation Committee can analyze both the mix of compensation and the aggregate total amount of actual compensation. Tally sheets are used by the Compensation Committee to review compensation as compared to expectations, and our Compensation Committee determined that annual compensation set for our Named Executive Officers for fiscal year 2010 was consistent with expectations and with the established compensation philosophy and the pay mix guidelines driven by that philosophy.

Fiscal Year 2010 Compensation – Alignment with Performance

Salary.  For each Named Executive Officer, salary is based on the individual’s position, performance, and relation to pay levels in the competing market, as well as changes in salaries in the overall general market. Salaries are reviewed annually by our Compensation Committee, and changes in salary are based on these factors as well as input from our Chief Executive Officer, other than for himself. None of the factors, however, are weighted according to any specific formula. New salaries generally are based on the Compensation Committee’s discretion and judgment but may be based on input from PM&P, in certain situations. Messrs. Ellis’ and Kossin’s salary increases in connection with their respective promotions in October 2008 were based on survey analysis and recommendations from PM&P.

To control costs and in light of the challenging economy, our Compensation Committee determined, upon the recommendation of the Chief Executive Officer, to freeze the salaries of our Named Executive Officers for fiscal year 2010 consistent with treatment of all employees. Additionally, the Compensation Committee considered recent salary increases in connection with executive promotions for all of the Named Executive Officers except Ms. Weigand, who joined the Company just prior to the beginning of fiscal year 2010. The Compensation Committee also considered the newness of Messrs. Ellis and Kossin in their roles. For Ms. Weigand, the Compensation Committee considered her previous salary level, her prior experience in the role as General Counsel, and her additional responsibilities as Senior Vice President – Human Resources, in setting her salary upon joining the Company. The Compensation Committee considers the role, responsibilities, and experience for all Named Executive Officers in setting compensation.

Annual Incentives.  In May 2009, our Compensation Committee set the performance measures, objectives, and weighting for each Named Executive Officer’s fiscal year 2010 incentive award as set forth in the chart below. Fiscal year 2010 target annual incentives were set as a percentage of salary for each Named Executive Officer. Mr. Ellis had a greater percentage of salary as target incentive as compared to the other Named Executive Officers due to his greater ability to influence financial performance. The fiscal year 2010 target percentages of salary were the same percentages as set for fiscal year 2009, except for Ms. Weigand, who did not have a fiscal year 2009 annual incentive award, having joined the Company just prior to the beginning of fiscal year 2010.

The Compensation Committee selected EBITDA as the main component of annual goals because EBITDA is a profitability measure, a key driver of shareholder value, and the management of EBITDA is manageable by our Named Executive Officers. The balance between the performance measures of EBITDA dollars (“EBITDA $”) and EBITDA as a percentage of revenues (“EBITDA %”) was selected to base goals on sales, product mix, and expense management. While EBITDA $ helps drive stock price and shareholder value, including EBITDA % as a component results in a higher payout when the achievement of targeted EBITDA $ is the result of selling more of our proprietary solutions, which typically produces relatively higher margins, aligning goals with our overall strategic business objective to sell a higher mix of proprietary solutions as a percent of total revenue and manage costs effectively. Full annual incentive payout is achieved only if this strategy is effected.

Improvement in days’ sales outstanding (“DSO”) and dollar days’ sales outstanding (“DDSO”) were selected as components of annual goals because working capital management also drives improvements in cash flow and shareholder value and is manageable by our Named Executive Officers. Accounts receivable represents the largest asset on our balance sheet, and the management of accounts receivable to ensure timely collection and high quality receivables is important to overall working capital management. The Compensation Committee included both DSO and DDSO (using an average of the improvement of the two as the performance measurement) as equal components to balance quantity and quality of receivables. DSO measures the average number of days we take to collect payment after a sale is made and is calculated as: (net accounts receivable ÷ total sales) x 365. DDSO is the number of days a receivable is outstanding multiplied by the dollar weighted average of that receivable to all receivables. DSO relates to the dollar value of receivables relative to sales, and DDSO relates to the quality of receivables by weighting the dollar value of the receivables by the period of time the receivables remain uncollected.

The EBITDA performance measures are weighted heavier than the DSO/DDSO performance measure because the Compensation Committee believes that improvements in EBITDA results in a larger impact on shareholder value than working capital management and because shareholder value is more sensitive to changes in EBITDA than changes in working capital. For Messrs. Ellis and Kossin and Ms. Weigand, the performance measures of EBITDA $ and EBITDA % relate to the consolidated Company (referred to as AGYS in the chart below). The performance measure of the average of DSO and DDSO for these Named Executive Officers also relates to the consolidated Company. For Mr. Mellina and Ms. Stehle, performance measures of EBITDA $, EBITDA %, and DSO/DDSO relate to their respective business segments. Additionally, Mr. Mellina and Ms. Stehle had performance measures of EBITDA $ relating to the consolidated Company.

For each Named Executive Officer, management by objectives goals (“MBOs”) are established and represent individual performance-based goals, with both quantitative and qualitative measures, relative to individual responsibilities. MBOs emphasize the importance of specific tasks and corporate-wide initiatives that must be achieved on a timely basis, however, MBOs receive a lesser weighting than EBITDA due to their indirect and lesser impact on shareholder value. For Mr. Kossin, the higher weighting for MBOs reflects the critical importance of the implementation of the new Oracle ERP system, which represents 35% of his target incentive, with the balance of his MBOs based on business segment interface each quarter. For Mr. Ellis and Ms. Weigand, the weightings reflect critical objectives relating to leadership and development criteria in their respective new positions. For Mr. Ellis, MBOs include the on-time, on-budget Oracle ERP system implementation, acquisition integrations, visibility and communications to key constituents, risk management review with the Board, strategic planning process, and personal development in his new role. For Ms. Weigand, MBOs are based on the effectiveness of the legal and human resources departments, which accounts for 20% of her target incentive, and 5% for business segment interface each quarter. For Mr. Mellina and Ms. Stehle, MBOs are based on their support for the implementation of the new Oracle ERP system, resulting in a lesser overall weighting for MBOs.

The Compensation Committee reviewed the achievement of the performance measures for each Named Executive Officer to determine actual annual incentive payouts, as set forth in the chart below. These payouts are also set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

	Performance Metrics				Annual Incentive
Target Incentive as a % of Salary	Component	Weight	Target	Actual	Target	Payout

Martin F. Ellis – 75%	EBITDA $: AGYS	30%	$35.8M	$10.1	$101,250	$0
	EBITDA %: AGYS	30%	4.8%	1.6%	$101,250	$0
	DSO/DDSO: AGYS	15%	- 10 days	-12 days	$50,625	$60,750
	MBO	25%		Achieved	$84,375	$90,000

					$337,500	$150,750

Kenneth J. Kossin, Jr. – 50%	EBITDA $: AGYS	20%	$35.8M	$10.1	$28,500	$0
	EBITDA %: AGYS	30%	4.8%	1.6%	$42,750	$0
	DSO/DDSO: AGYS	10%	- 10 days	-12 days	$14,250	$17,100
	MBO	40%		Achieved	$57,000	$57,000

					$142,500	$74,100

Kathleen A. Weigand – 50%	EBITDA $: AGYS	30%	$35.8M	$10.1	$45,000	$0
	EBITDA %: AGYS	35%	4.8%	1.6%	$52,500	$0
	DSO/DDSO: AGYS	10%	- 10 days	-12 days	$15,000	$18,000
	MBO	25%		Achieved	$37,500	$47,500

					$150,000	$65,500

Tina Stehle – 49%	EBITDA $: HSG	30%	$18.0M	$13.1	$40,500	$0
	EBITDA %: HSG	30%	18.8%	15.7%	$40,500	$23,794
	DSO/DDSO: HSG	10%	- 10 days	-47 days	$13,500	$33,750
	EBITDA $: AGYS	20%	$35.8M	$10.1	$27,000	$0
	MBO	10%		Achieved	$13,500	$13,500

					$135,000	$71,044

Anthony Mellina – 50%	EBITDA $: TSG	30%	$39.5M	$17.4	$45,000	$0
	EBITDA %: TSG	30%	7.4%	3.9%	$45,000	$0
	DSO/DDSO: TSG	10%	- 10 days	-5 days	$15,000	$7,500
	EBITDA $: AGYS	20%	$35.8M	$10.1	$30,000	$0
	MBO	10%		Achieved	$15,000	$15,000

					$150,000	$22,500

Additional detail about threshold and maximum incentives are disclosed in the Grants of Plan-Based Awards for Fiscal Year 2010 table. For EBITDA $ and EBITDA %, to receive a threshold payout of 50% of the target incentive, achievement of 80% of the performance measures is required, while the maximum payout of 250% of the target incentive is received if 150% of the performance measure is achieved, with proportionate payments between 80% and 150%. For DSO/DDSO, 10 days improvement achieves target payout, while 1 day improvement yields a 10% payout of the target incentive and 25 days improvement yields a 250% payout of the target incentive, with proportionate payments between 1 and 25 days improvement. For MBOs, target payment is made if all MBOs are achieved. The payout for each specific MBO ranges from 0% to 150%, depending on the level of achievement for each specific MBO.

Long-Term Incentive Plan.  Our Compensation Committee approved the 2010 Performance Share Plan (the “2010 LTIP”), pursuant to the Company’s shareholder approved 2006 Stock Incentive Plan, consisting of stock-settled stock appreciation rights (“SSARs”) and performance-based restricted shares (“performance shares”). The 2010 LTIP was created to drive improvements in performance that build wealth, create long-term value for shareholders, and reinforce the urgency of executing against operating plans. Our Compensation Committee believes that the emphasis on performance shares focuses our Named Executive Officers on improving profitability and drives shareholder returns over the long-term, while grants of SSARs provide an instrument that provides gains to recipients based on actual long-term returns realized by shareholders and enhances executive retention. Target performance shares comprised 67% of the value of the 2010 LTIP grants, and SSARs comprised 33% of the value of the grants. The heavier weighting on performance shares provides a focus on financial performance, which the Named Executive Officers have a greater ability to influence. The SSARs, similar to options, were selected because appreciation vehicles, such as SSARs and options, have greater motivational potential and reflect actual shareholder returns. In comparison to stock options, SSARs are less dilutive to shareholders.

In determining total awards for Named Executive Officers under the 2010 LTIP, the Compensation Committee reviewed market data and recommendations from PM&P and recommendations from our Chief Executive Officer. The market data was based on surveys covering several hundred companies in general industry, and recommendations were based on comparisons to companies of comparable size to us. The data included proposed long-term incentive values set at market-median (50th percentile), as a percentage of salary, with modifications based on each Named Executive Officer’s relative ability to influence results in a business segment or in the corporate office as recommended by our Chief Executive Officer. Our Chief Executive Officer has a greater percentage of salary as long-term incentive as compared to the other Named Executive Officers due to his greater ability to influence long-term shareholder return. The data also included competitive market values for long-term incentive values at the 25th and 75th percentiles and overall compensation outcomes for the Named Executive Officers, including salary, annual, and long-term incentives. Consistent with the Compensation Committee’s philosophy, 2010 LTIP total awards for each Named Executive Officer was set at market median, as follows:

	% of Salary	Performance Shares			SSARs
		Threshold	Target	Maximum

Martin F. Ellis	165%	0	77,600	135,800	78,000

Kenneth J. Kossin, Jr.	70%	0	21,100	36,925	21,100

Kathleen A. Weigand	75%	0	23,600	41,300	23,600

Tina Stehle	73%	0	21,100	36,925	21,100

Anthony Mellina	75%	0	23,600	41,300	23,600

SSARs vest in one-third increments beginning on March 31, 2010, and any performance shares earned at the end of fiscal year 2010 vest one-third on the filing of the Form 10-K for the fiscal year ended March 31, 2010 (“Form 10-K”) and on March 31, 2011 and 2012. Unearned performance shares were forfeited by the Named Executive Officers. The SSARs were granted at an exercise price $6.83 per share (the closing price of the Common Shares on the grant date), have a seven-year term, and are settled in Common Shares upon exercise.

The performance shares have a one-year performance period to emphasize the urgency of performance, while the three-year vesting period is intended to bolster retention upon payout. Performance shares are earned based on two components: (i) earnings defined as increases in EBITDA $ for fiscal year 2010, above a pre-set threshold, and (ii) reductions in capital defined as reduction in net accounts receivable less capital expenditures, or improvements in receivables. EBITDA $ earned above threshold levels is multiplied by a factor of 8 to determine gross value created. Capital investments are subtracted from the change in receivables over the prior year to determine net value created. A sharing percentage of net value created is used to create a dollar value performance share pool at fiscal year-end, which is divided by a total target incentive for all the participants sharing in that pool (“Target LTI”) to determine the payout multiple. Target LTI was set as $1.25 million for the consolidated Company, $.32 million for TSG, and $.21 million for HSG. The Target LTI for the consolidated Company includes all business unit participants that share one-third in consolidated Company performance. The payout multiple is applied to the target shares granted to each Named Executive Officer to determine the number of shares earned. If there is no improvement in EBITDA $ and there is improvement in receivables, the payout is based solely on improvements in receivables, and the payout is improvement in receivables, less capital improvements, multiplied by the sharing percentage to create the pool, which is divided by Target LTI to determine the payout multiple.

The sharing percentages are based on the number of participants sharing in the consolidated Company pool and the pool allocated to each business segment. Business segment participants share in the consolidated Company pool for one-third of their incentive, while the remaining two-thirds of their incentive is derived from their respective business segment pool. The target sharing percentages, set at 3.5% for the consolidated Company, 1.3% for TSG, and 1.8% for HSG, were established so that target payout is earned for the participants in each pool when budget is achieved, which results in shareholders receiving a higher relative return than the executives. This structure was used to emphasize the focus on achieving substantial improvements in fiscal year 2010 performance.

For EBITDA $ consideration, all of Messrs. Ellis’ and Kossin’s and Ms. Weigand’s performance shares are earned based on the consolidated Company’s EBITDA $, while two-thirds of Mr. Mellina’s and Ms. Stehle’s performance shares are earned based on their respective individual business segment EBITDA $ with the remaining one-third earned based on the consolidated Company’s EBITDA $. Each Named Executive Officer can earn up to a maximum of 175% of the performance shares granted, and no performance shares are earned for performance below target. For Messrs. Ellis and Kossin and Ms. Weigand, as corporate management, the total EBITDA $ contribution to the, number of performance shares earned is based on the Company’s threshold EBITDA of $30 million. For Mr. Mellina (TSG) and Ms. Stehle (HSG), the threshold EBITDA for their respective business segments, applicable for the two-thirds basis of their awards, is $36.5 million and $16 million, respectively, which provides for a significant portion of the business segment heads’ payouts based on respective business segment performance.

For fiscal year 2010, the Company’s EBITDA was $10.1 million and did not meet threshold EBITDA, and TSG and HSG EBITDA were $17.4 million and $13.1 million, respectively, and did not meet threshold EBITDA for TSG and HSG. Improvement in receivables significantly contributed to a $30 million increase in cash in fiscal year 2010, and therefore fiscal year 2010 performance shares earned were based on value creation from improvements in receivables and cash flow as set forth below. Some of the improvement in receivables, however, was attributed to the fiscal year 2010 decline in revenues as compared to fiscal year 2009, and the Compensation Committee determined that it was appropriate to reduce payouts to reward only for the improved receivables that were not attributable to the decline in revenues, or to “normalize” receivables improvement. The Compensation Committee calculated normalized receivables improvement as: ((fiscal year 2009 DSO – fiscal year 2010 DSO) ÷ 365) x fiscal year 2010 revenue, resulting in a payout multiple and earned performance shares as set forth below.

	Value Creation Company	Value Creation Business Segments	Payout Multiple	Performance Shares Earned
Martin F. Ellis	$17.9 million	N/A	50.22%	38,971
Kenneth J. Kossin, Jr.	$17.9 million	N/A	50.22%	10,596
Kathleen A. Weigand	$17.9 million	N/A	50.22%	11,852
Tina Stehle	$17.9 million	$7.3 million	58.39%	12,320
Anthony Mellina	$17.9 million	$20.0 million	70.94%	16,742

The following table shows the number of performance shares awarded for each Named Executive Officer. The Named Executive Officers earned less than target since EBITDA performance thresholds were not achieved.

Supplemental Compensation and Benefits

Deferred Compensation Plan.  Eighty-two of our senior managers, including our Named Executive Officers, are eligible to defer pay into a nonqualified deferred compensation plan, called the Benefit Equalization Plan (the “BEP”). We established the BEP to provide our executives with the ability to contribute amounts for retirement in excess of the contribution amounts allowed under The Retirement Plan of Agilysys, Inc., our tax-qualified Section 401(k) Plan (“401(k) Plan”). BEP participants are eligible to receive Company matches and annual profit sharing contributions that are allocated among participants. To reduce fiscal year 2010 compensation costs, Company matches in the BEP were suspended in September 2009, consistent with the 401(k) Plan. Additionally, no fiscal year 2010 profit sharing contribution was made to the BEP or 401(k) Plan. The BEP is an unfunded plan and Company-owned life insurance is purchased as a source of funds to pay the benefits from the BEP.

The Nonqualified Deferred Compensation table provides additional information on specific deferrals of pay, our matching of these deferrals, and additional contributions, if any, and balances in the BEP for each Named Executive Officer. In addition, the discussion accompanying the table describes the BEP in more detail.

Retirement Benefits.  Our Supplemental Executive Retirement Plan (the “SERP”) was established during fiscal year 2000 to provide cash retirement benefits to a select group of executive officers and key management employees, as certain tax laws limit the retirement benefits that highly-paid executives can receive from a “qualified” retirement plan. The SERP provides cash benefits in an annual amount not to exceed 50% of the executive’s final average annual earnings, including both salary and annual incentives. The cash benefit amount is reduced by other Company-funded retirement benefits, such as the match provided in the 401(k) Plan and BEP, profit sharing amounts, and 50% of Social Security retirement benefits. To reduce compensation costs, the SERP was closed to new participants in January 2009, and Mr. Ellis is the only remaining active employee who participates in the SERP. The value of accrued benefits for Mr. Ellis under the SERP is set forth in the Pension Benefits table, and the SERP is discussed in more detail in the footnotes and the accompanying discussion.

In December 2009, the Compensation Committee granted 25,000 restricted shares and 35,000 SSARs to Ms. Weigand pursuant to an agreement upon her hire to provide a retirement benefit in lieu of her participation in the Supplemental Executive Retirement Plan, which had been closed to new participants. The grants were made under the 2006 Stock Incentive Plan. The restricted shares and the SSARs vest over an eight-year period, with 40% of the awards vesting on March 31, 2011 and 10% of the original award vesting each year thereafter. The SSARs have an exercise price of $9.35, the closing price of the Common Shares on the grant date.

Additional Compensation – Executive Benefits.  We provide executive benefits to our Named Executive Officers including additional life and long-term disability insurance plans, umbrella liability coverage, contributions to Company benefit plans, and automobile allowances. In addition, Mr. Ellis has Company paid club dues. These executive benefits are further described in the Summary Compensation Table. We believe these benefits enhance the competitiveness of our overall executive compensation package. We have, however, limited executive benefits offered to reduce compensation costs. We eliminated club dues for all executives except our Chief Executive Officer. Additionally, welfare benefits offered to our Named Executive Officers are the same level of benefits offered to all Company employees, except that we pay for the cost of physicals to promote the health and well-being of our executives.

Fiscal Year 2011 Considerations

With input from our executive compensation consultant, the Compensation Committee reaffirmed their compensation philosophy, objectives, and structure for aligning pay with performance for fiscal year 2011.

Peer Groups.  The Compensation Committee spent significant time in fiscal year 2010 establishing a peer group of comparable companies for which the Company can benchmark total compensation and pay mix for its executive officers. Given the limited number of publicly held companies in comparable industries and of comparable size to the Company, the Compensation Committee had difficulty selecting a suitable peer group. The peer group used for purpose of our shareholder return performance chart in our 2010 Annual Report (Computer and Computer Peripheral Equipment and Software) was selected for purposes of financial performance comparisons and includes companies significantly larger than us, whereas the peer groups selected by the Compensation Committee for purpose of benchmarking executive compensation are more similar in size to us. Ultimately, a separate peer group for corporate and for each business segment was selected to tailor the industry groups and enhance accuracy of benchmarking.

Each peer group includes companies within the “information technology” Global Industry Classification Standard (GICS) economic sector. The GICS industry groups vary among the peer groups for corporate and for the three business segments: TSG, HSG, and Retail Solutions Group (“RSG”). Corporate and TSG use both the “software & services” and “technology hardware & equipment” GICS industry groups. HSG uses the

“software & services” industry group, and RSG uses the “technology hardware & equipment” industry group. The peer groups, and revenue and enterprise value ranges used within the industry groups, applicable to corporate and each business segment are set forth below.

Corporate Peer Group
Revenues: $400 million to $1.3 billion Enterprise Value: $25 million to $1.25 billion

ADC Telecommunications, Inc.	JDS Uniphase Corporation	PC Mall, Inc.
Avid Technology, Inc.	L-1Identity Solutions, Inc.	Powerwave Technologies, Inc.
Black Box Corporation	Lawson Software, Inc.	Progress Software Corporation
Blue Coat Systems, Inc.	Lionbridge Technologies, Inc.	Quest Software, Inc.
CIBER, Inc.	MAXIMUS, Inc.	Richardson Electronics, Ltd.
Ciena Corporation	Mentor Graphics Corporation	Sapient Corporation
Epicor Software Corporation	MTS Systems Corporation	SED International Holdings, Inc.
ePlus inc.	Ness Technologies, Inc.	TESSCO Technologies Incorporated
Fair Isaac Corporation	NETGEAR, Inc.	TIBCO Software, Inc.
GTSI Corp.	Novell, Inc.
Hughes Communications, Inc.	NU Horizons Electronics Corp.

RSG Peer Group
Revenues: $75 million to $200 million Enterprise Value: $35 million to $115 million

Advanced Analogic Technologies Incorporated	EF Johnson Technologies, Inc.	Newtek Business Services, Inc.
Axcelis Technologies, Inc.	EMCORE Corporation	Occam Networks, Inc.
Callidus Software Inc.	Glu Mobile Inc.	Overland Storage, Inc.
Chordiant Software, Inc.	Keithley Instruments, Inc.	Planar Systems, Inc.
Communications Systems, Inc.	Key Tronic Corporation	RAE Systems Inc.
Datalink Corporation	LoJack Corporation	SigmaTron International, Inc.
DDi Corp.	Majesco Entertainment Company	Westell Technologies, Inc.
EasyLink Services International Corporation	Network Engines, Inc.	Zygo Corporation

HSG Peer Group
Revenues: $50 million to $200 million Enterprise Value: $50 million to $110 million

American Software, Inc.	Keynote Systems, Inc.	Presstek, Inc.
ATS Corporation	LaserCard Corporation	Rimage Corporation
CalAmp Corp.	Marchex, Inc.	Saba Software, Inc.
Double-Take Software, Inc.	NYFIX, Inc.	Spectrum Control, Inc.
EasyLink Services International Corporation	OpenTV Corp.	Symyx Technologies, Inc.
eLoyalty Corporation	Openwave Systems Inc.	The Hackett Group, Inc.
EMCORE Corporation	PLATO Learning, Inc.	Unica Corporation
Guidance Software, Inc.	PLX Technology, Inc.	Zygo Corporation
Intelligroup, Inc.	Phoenix Technologies Ltd.

TSG Peer Group
Revenues: $400 million to $1.3 billion Enterprise Value: $75 million to $250 million

Audiovox Corporation	Gerber Scientific, Inc.	Nu Horizons Electronics Corp.
CDI Corp.	GTSI Corp.	RealNetworks, Inc.
COMSYS IT	Harris Stratex Networks, Inc.	Super Micro Computer, Inc.
ePlus inc.	Navarre Corporation	THQ Inc.

For fiscal year 2011 compensation, PM&P benchmarked each Named Executive Officer within the applicable peer group and reported the results of its review to management and the Compensation Committee, and this information served as the basis for determining fiscal year 2011 compensation, as discussed below.

Salary.  The Compensation Committee increased our Chief Executive Officer’s fiscal year 2011 salary by 4.4%. For all other Named Executive Officers, salary increases ranged from 0% to 2.3%, totaling a 1.1% increase over fiscal year 2010 salaries. All fiscal year 2011 salary increases will be deferred and not take effect until August 2010, as is the case for all employees.

Annual Incentives.  The Compensation Committee granted fiscal year 2011 target annual incentives for the Named Executive Officers as follows:

Name	Target Annual Incentive ($)
Martin F. Ellis	399,500
Kenneth J. Kossin, Jr.	142,500
Kathleen A. Weigand	151,760
Tina Stehle	138,875
Anthony Mellina	153,500

For Messrs. Ellis and Kossin and Ms. Weigand, as corporate management, the achievement of target revenue, gross profit, EBITDA, and individual objectives entitles each named executive officer to receive a target annual incentive cash payout. For Mr. Mellina and Ms. Stehle, as business segment heads, receipt of a target annual incentive cash payout is based on the achievement of target business segment gross profit and EBITDA, corporate EBITDA, and individual objectives. For EBITDA goals, to receive a threshold payout of 50% of the target incentive, achievement of at least 80% of the performance measure is required, and to receive a maximum payout of 250%, achievement of 150% of the performance measure is required. For gross profit goals, to receive a threshold payout of 1% of the target incentive, achievement above 90% of the performance measure is required, and to receive a maximum payout of 250%, achievement of 115% of the performance measure is required. For revenue goals, to receive a threshold payout of 1% of the target incentive, achievement above 87.5% of the performance measure is required, and to receive a maximum payout of 250%, achievement of 118.75% of the performance measure is required. The payout for MBOs ranges from 0% to 150%, depending on the level of achievement for each specific MBO.

We believe that disclosing the specific performance measures, which include EBITDA, revenue, and gross profit targets, and financial targets within MBOs, to be used for determining annual incentive payouts would cause us competitive harm by potentially disrupting our customer relationships and providing competitors with insight into our business strategy, pricing margins, capabilities, and current compensation for executive talent. As was the case in fiscal year 2010, we believe the performance levels used for fiscal year 2011 involve some difficulty at the threshold level, increased difficulty at the 100% target level, and significant difficulty at the maximum level.

Long-Term Equity Incentives.  The Compensation Committee determined to grant SSARs as fiscal year 2011 long-term equity incentive awards in the amounts set forth below. SSARs provide an instrument that provides gains to recipients based on actual long-term returns realized by shareholders and enhances executive retention. In comparison to stock options, SSARs are less dilutive to shareholders. The type and value of the award was based on recommendations from PM&P and our Chief Executive Officer, except for himself, for which the Compensation Committee determined the grant.

Name	SSARs (#)
Martin F. Ellis	185,500
Kenneth J. Kossin, Jr.	45,000
Kathleen A. Weigand	50,000
Tina Stehle	44,000
Anthony Mellina	50,000

The SSARs have a seven-year term and an exercise price of $6.20, based on the grant date closing price for the Common Shares. The SSARs will vest ratably over a three-year period, on March 31, 2011, 2012 and 2013.

Change of Control and Severance Agreements

The material termination and change of control provisions of various agreements are summarized below for each Named Executive Officer and are covered in more detail in the Termination and Change of Control table and accompanying discussion.

If Mr. Ellis is terminated following a change of control, or terminates his employment for good reason, we must pay cash equal to twenty-four times the greater of his highest monthly base salary paid during the twelve months prior to the change in control or his highest monthly base salary paid or payable by us at any time from the ninety-day period preceding a change of control through his termination date. We also must pay Mr. Ellis a sum equal to two times his target annual incentive at the time of termination, and no additional severance payments will be made. In addition, all equity incentives will become immediately vested upon a termination after a change of control, and we will continue to provide group benefits and executive benefits for two years. He would also be entitled to excise tax gross-up payments and to receive two additional years of service credit under the SERP.

Severance is provided under Mr. Ellis’ Non-Competition Agreement. If he is terminated for cause or voluntarily terminates his employment, he is subject to a two-year noncompetition period. If he is terminated without cause, we must pay severance equal to twenty-four months of salary and two times his target annual incentive, and we must provide group benefits and executive benefits for twenty-four months. If he is terminated without cause, we may, in our sole discretion, pay him his regular salary and target annual incentive for all or any part of the noncompetition period, which payments are separate and in addition to the severance payments and benefits coverage described above and, so long as we make such payments, he will be bound by the non-competition provisions. The Non-Competition Agreement also contains nondisclosure and non-interference provisions. In the event of a change of control, the provisions of the Change of Control Agreement will supersede those of the Non-Competition Agreement with respect to severance and non-competition terms.

The Compensation Committee believes that the terms of Mr. Ellis’ Change of Control Agreement enhance our ability to maintain a shareholder focused approach to change of control situations and provide Mr. Ellis reasonable assurance of transitional employment support. The Compensation Committee believes Mr. Ellis’ change of control and severance benefits are reasonable and consistent with market practice for chief executive officer compensation.

Upon termination by us of Messrs. Kossin and Mellina and Mmes. Stehle and Weigand without cause, we must pay severance equal to one year’s salary and target annual incentive. In addition, we must continue to provide medical and dental coverage programs available to the Company’s employees and auto allowance for the duration of the severance period. If the executive’s position is changed such that his or her responsibilities are substantially lessened or if the executive is required to relocate to a facility more than 50 miles away (each a “Change in Position”), the executive may terminate his or her employment within 30 days of the Change in Position, and the termination will be deemed to be a termination without cause.

Our Compensation Committee believes that the terms of the employment agreements enhance our ability to retain our Named Executive Officers and the need to contain severance costs by providing reasonable severance benefits competitive with market practice. Severance costs are contained by limiting pay to one year, limiting personal benefits, not providing accelerated vesting for awards under the agreements, and narrowly defining a voluntary termination that triggers severance benefits. The agreements offer the same level of severance benefits as are offered to our vice president level managers. None of the Named Executive Officers with employment agreements have change in control agreements.

Pursuant to a Retention Agreement, if Ms. Weigand continues her employment with the Company for twelve months after a change of control, or until released by a senior executive, if earlier, she will be paid $200,000. The Retention Agreement was negotiated as part of Ms. Weigand’s compensation package and offered as an inducement for her to join the Company. No other forms of compensation or benefits are provided under the Retention Agreement.

Vesting is accelerated to the date of a change of control for all options, SSARs, performance shares, and restricted shares, except that Ms. Weigand’s grant of restricted shares and SSARs in December 2009 as a retirement benefit vest one-third of the outstanding award upon a change of control. In 2009, we increased the change of control trigger in the 2006 Stock Incentive Plan for future awards from a 20% ownership level to a 33-1/3% ownership level in light of MAK Capital’s potential control share acquisition to own more than 20% but less than one-third of our outstanding Common Shares. The Compensation Committee believes that during a change of control situation, a stable business environment is in the shareholders’ best interests, and accelerated vesting provisions provide stability. The accelerated vesting provisions are applicable to all employees who receive equity awards, not just executive management.

Additional Compensation Policies

Recoupment of Bonuses, Incentives, and Gains and Cancellation of Equity Awards.  In May 2010, the Board approved a “clawback” policy that states if the Board (or an appropriate Committee) determines that our financials are restated due directly or indirectly to fraud, ethical misconduct, intentional misconduct, or a breach of fiduciary duty by one or more executive officers or vice presidents, then the Board (or Committee) will have the sole discretion to cancel any stock-based awards granted and to take such action, as permitted by law, as it deems necessary to recover all or a portion of any bonus or incentive compensation paid and recoup any gains realized in respect of equity-based awards, provided recoveries cannot extend back more than three years. Additionally, under Section 304 of the Sarbanes-Oxley Act, if we are required to restate our financials due to material noncompliance with any financial reporting requirements as a result of misconduct, our Chief Executive Officer and Chief Financial Officer must reimburse us for any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and any profits realized from the sale of our securities during those 12 months.

No Policy for Prior Amounts Realized.  The Compensation Committee does not consider prior pay outcomes, including stock compensation gains, in setting future pay levels. The Compensation Committee believes this approach furthers the philosophy of rewarding future financial and shareholder performance.

Annual Grant Timing.  The Compensation Committee approved a policy for timing of annual grants of equity-based awards. The Compensation Committee will determine the value of each equity-based award at its regular May meeting, and grants will be made on the first business day that is two business days after release of our earnings. If the Compensation Committee does not meet in May, annual grants will be made by the Compensation Committee during the one-week period beginning two business days after release of our earnings.

Vested Stock Option Forfeiture for Cause.  If employment with the Company is terminated for cause, all stock options, SSARs, restricted shares, and performance shares (or portions thereof) that have not been exercised, whether or not vested, are automatically forfeited immediately upon termination.

Stock Ownership Guidelines.  To underscore the importance of strong alignment between the interests of management and shareholders, in April 2009, the Board approved revised stock ownership guidelines for Directors and executives. Director and executive compensation is designed to provide a significant opportunity to tie individual rewards to long-term Company performance. The objective of our stock ownership guidelines is to support this overall philosophy of alignment and to send a positive message to our shareholders, customers, suppliers, employees, and other “stakeholders” of our commitment to shareholder value.

Each Director and executive officer is expected to acquire and maintain minimum ownership in Common Shares either: i) a multiple of base salary or Director annual retainer, or ii) the number of shares listed below at a market value equal to the following:

	Multiple of Director Annual Retainer and Executive Base Salary		Number of Shares
Title	2 Years	4 Years	2 Years	4 Years

Director	2x	4x	5,000	15,000

Chief Executive Officer	2.5x	5x	125,000	250,000

Senior Vice President	0.5x	2x	15,000	75,000

LTIP Participants	—	0.5x	2,500	15,000

Stock ownership that is included toward attainment of the guidelines includes (i) Common Shares held of record or beneficially owned, either directly or indirectly, including by trust, spouse, or minor children, (ii) Common Shares acquired upon exercise of stock options or SSARs, (iii) vested restricted or deferred shares, (iv) phantom or deferred share units held in a deferred compensation plan, and (v) Common Shares or deferred shares acquired by dividend reinvestment.

Directors and executives are expected to attain the specified target ownership levels within both two and four years from the later of the effective date of this policy or becoming a Director or an executive, and remain at or above that level until retirement. Annually, the Board reviews progress toward achieving these ownership levels. Director and executives who have not attained the specified ownership guidelines will be required to hold 75% of shares acquired upon exercise of stock options and SSARs or vesting of performance or restricted shares until they meet their target ownership level. If ownership guidelines are not met within two and four years, our Compensation Committee has the right to payout annual incentives in the form of Common Shares until ownership guidelines are achieved by the executive.

Impact of Tax and Accounting Considerations.  In general, the Compensation Committee considers the various tax and accounting implications of the pay mechanisms used to provide pay to our Named Executive Officers, including the accounting cost associated with long-term incentive grants, when determining compensation. Section 162(m) of the Internal Revenue Code generally prohibits any publicly held corporation from taking a federal income tax deduction for pay to the chief executive officer and the three other highest compensated executive officers (other than the chief financial officer) in excess of $1 million in any taxable year. Exceptions are made for certain qualified performance-based pay. It is the Compensation Committee’s objective to maximize the effectiveness of our executive pay plans in this regard. The pay instruments used, including salaries, annual incentives, and stock options, are tax deductible to the extent that they are performance based or less than $1 million for such Named Executive Officer in a given year.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated into the Company’s 2010 Annual Report on Form 10-K for the fiscal year ended March 31, 2010 and this Proxy Statement.

The Compensation Committee of the Board of Directors

Howard V. Knicely, Chairman

Keith M. Kolerus

Robert A. Lauer

John Mutch

The above Compensation Committee Report does not constitute soliciting material and should not be deemed filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, and is not to be deemed incorporated by reference into any of the Company’s filings under the Securities Act or the Exchange Act whether made before or after this Proxy Statement, except to the extent that the Company specifically requests that the information in this Compensation Committee Report be treated as soliciting material or specifically incorporates this Compensation Committee Report by reference into a document filed under the Securities Act or the Exchange Act.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table and related notes provide information regarding fiscal year 2010 compensation for our chief executive officer, chief financial officer, and the other three most highly compensated executive officers whose total compensation exceeded $100,000 for fiscal year 2010.

Summary Compensation Table for Fiscal Year 2010

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(3)	Non- Equity Incentive Plan Compen- sation ($)(5)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(6)	All Other Compen- sation ($)(7)	Total ($)

Martin F. Ellis	FY10	450,000	—	530,008	268,320	150,750	12,683	40,242	1,452,003
President and Chief Executive Officer (1)	FY09	392,396	218,500	—	189,000	—	251,902	321,302	1,373,100
	FY08	345,000	—	1,325,400	—	97,497	54,620	45,901	1,868,418

Kenneth J. Kossin, Jr.	FY10	285,000	—	144,113	72,584	74,100	—	15,112	590,909
Senior Vice President and Chief Financial Officer	FY09	249,340	166,500	—	141,625	—	—	16,701	574,166

Kathleen A. Weigand	FY10	300,000	—	394,938	295,734	65,500	—	13,610	1,069,782
General Counsel and Senior Vice President – Human Resources

Tina Stehle	FY10	275,000	—	144,113	72,584	71,044	—	22,817	585,558
Senior Vice President and General Manager	FY09	275,000	—	—	110,280	65,771	—	42,906	493,957

Anthony Mellina	FY10	300,000	—	161,188	81,184	22,500	—	17,148	582,020
Senior Vice President and General Manager

(1)

Mr. Ellis was promoted to Chief Executive Officer from Chief Financial Officer in October 2008. His fiscal year 2009 compensation reflects a portion of his compensation as Chief Financial Officer and a portion as Chief Executive Officer. All of his fiscal year 2008 compensation was for service as Chief Financial Officer.

(2)

The amounts set forth in this column include discretionary cash bonus payments made to Messrs. Ellis and Kossin based on their achievement of individual qualitative performance objectives for fiscal year 2009. For Mr. Kossin, the amount also includes a cash retention payment of $100,000 which was conditioned upon his remaining employed with the Company through fiscal year 2009 while we pursued strategic alternatives.

(3)

The “Stock Awards” column includes grants of restricted shares and performance shares. The “Option Awards” column includes grants of stock options and SSARs. Amounts reported in these columns do not represent the economic value received by the Named Executive Officers in connection with the equity grants. The value, if any, recognized upon the exercise of a SSAR or stock option will depend upon the market price of the Common Shares on the date the SSAR or stock option is exercised. The value, if any, recognized for performance shares will depend on whether the shares are earned and, for performance shares and restricted shares, the market price of the Common Shares upon vesting.

In accordance with recently adopted SEC disclosure rules, the values for restricted shares and performance shares, stock options, and SSARs set forth in these columns are equal to the aggregate grant date fair value for each award computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (Formerly, FASB Statement 123R). The values for restricted shares and performance shares are based on the closing price of the Common Shares on the grant date. The values for stock options and SSARs are based on the Black-Scholes option pricing model. A discussion of the assumptions used in determining these valuations is set forth in Note 16 of the Notes to Consolidated Financial Statements of the Company’s 2010 Annual Report. Additional information regarding restricted shares and performance shares and SSARs granted to the Named Executive Officers during fiscal year 2010 is set forth in the Compensation Discussion and Analysis, as well as the Grants of Plan-Based Awards table below and the Outstanding Equity Awards at Fiscal Year-End table below.

(4)

Stock awards for Mr. Ellis in fiscal year 2008 include 40,000 performance shares granted as a long-term incentive award. These 40,000 shares represent the number of shares that would be earned for achievement of target performance, which was the probable outcome on the grant date, and are valued at $883,600 based on the grant date fair value. If maximum performance had been achieved for the performance shares, Mr. Ellis would have earned 150% of the target award, and the grant date fair value of such maximum award is $1,325,400. It was determined, as of March 31, 2010, based on pre-established performance criteria that Mr. Ellis did not earn any of these performance shares, and all shares were forfeited. Fiscal year 2008 stock awards also include 20,000 restricted shares valued at $441,800 based on the grant date fair value.

Stock awards for each Named Executive Officer in fiscal year 2010 include performance shares granted under the 2010 LTIP, more fully described in the Compensation Discussion and Analysis – Long-Term Equity Incentives. These amounts represent the value of shares that would be earned for achievement of target performance, which was the probable outcome on the grant date. If maximum performance had been achieved, the Named Executive Officer would have earned 175% of the target award, and the grant date fair value of such maximum award for each Named Executive Officer is set forth below. It was determined, as of March 31, 2010, based on pre-established performance criteria that a portion of the performance shares was earned by each Named Executive Officer as set forth below, with the value of those shares based on the grant date fair value. One-third of the earned shares vested upon the filing of our Form 10-K, and the balance will vest equally on March 31, 2011 and 2012.

Name	Target #	Max #	Max $	Earned #
Martin F. Ellis	77,600	135,800	927,514	38,971
Kenneth J. Kossin, Jr.	21,100	36,925	252,198	10,596
Kathleen A. Weigand	23,600	41,300	282,079	11,852
Tina Stehle	21,100	36,925	252,198	12,320
Anthony Mellina	23,600	41,300	282,079	16,742

(5)

Amounts in this column represent annual incentive payments received in 2010, 2009, and 2008 based on pre-set incentive goals established at the beginning of each fiscal year and tied to the Company’s financial, strategic, and operational goals. Additional details regarding annual incentive payments made in 2010 are set forth in the Compensation Discussion and Analysis – Annual Incentives, and the Grants of Plan-Based Awards table below.

(6)

Amounts in this column represent amounts accrued by the Company in 2010, 2009, and 2008 in accordance with the requirements of FASB ASC Topic 715 (formerly, FASB Statements 87, 132R, and 158) as they relate to the change in present value of the accumulated benefit obligation to Mr. Ellis under the Supplemental Executive Retirement Plan (“SERP”). The change in value from year to year is a function primarily of age, years of service, and time to retirement. No other Named Executive Officer participates in the SERP or any other pension plan. None of the Named Executive Officers had above-market or preferential earnings on nonqualified deferred compensation.

(7)

All other compensation includes the following payments made on behalf of our Named Executive Officers. All amounts are calculated based on the aggregate incremental cost to the Company, in dollars, of the benefits noted.

All Other Compensation for Fiscal Year 2010

Name	401(k) Match ($)(a)	BEP Match ($)(a)	Dividends on Restricted Shares ($)(b)	Executive Life Insurance ($)	Gross-up for Physical Exams ($)	All Other ($)(c)	Total ($)
M. Ellis	6,995	10,229	2,092	1,224	1,022	18,680	40,242
K. Kossin	7,351	—	318	788	—	6,655	15,112
K. Weigand	3,938	—	356	2,010	—	7,306	13,610
T. Stehle	7,185	—	370	2,668	1,286	11,308	22,817
A. Mellina	8,334	—	502	1,461	—	6,851	17,148

(a)

Company matching contributions to our Section 401(k) Plan (“401(k) Plan”) and Benefit Equalization Plan (“BEP”) were given to all employees that participated in these programs. In September 2009, the Company discontinued its matching contributions to the 401(k) Plan and BEP. There were no fiscal year 2010 profit sharing contributions to the 401(k) Plan or BEP.

(b)

Cash dividends on restricted and performance shares are paid to the same extent as to all shareholders. Dividends are reinvested in Common Shares and are subject to the same forfeiture provisions of the underlying shares. In August 2009, the Company discontinued payments of dividends on its Common Shares.

(c)

This column includes club dues for Mr. Ellis, and for all Named Executive Officers includes auto allowances, executive long-term disability coverage, personal umbrella liability coverage, and physical exams.

Grants of Plan-Based Awards

The following table and related notes summarize grants of equity and non-equity incentive compensation awards to our Named Executive Officers for fiscal year 2010. All equity awards were made under the Company’s 2006 Stock Incentive Plan.

Grants of Plan-Based Awards for Fiscal Year 2010

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards ($)(2)			All Other Stock Awards: Number of Shares of Stock (3)(#)	All Other Option Awards: Number of Securities Underlying Options (4)(#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards (5)($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Martin F. Ellis	4/1/09	106,313	337,500	759,375
	5/22/09				0	77,600	135,800				530,008
	5/22/09								78,000	6.83	268,320
Kenneth J. Kossin, Jr.	4/1/09	37,050	142,500	299,250
	5/22/09				0	21,100	36,925				144,113
	5/22/09								21,100	6.83	72,584
Kathleen A. Weigand	4/1/09	50,250	150,000	337,500
	5/22/09				0	23,600	41,300				161,188
	5/22/09								23,600	6.83	81,184
	12/18/09							25,000			233,750
	12/18/09								35,000	9.35	214,550
Tina Stehle	4/1/09	55,350	135,000	324,000
	5/22/09				0	21,100	36,925				144,113
	5/22/09								21,100	6.83	72,584
Anthony Mellina	4/1/09	61,500	150,000	360,000
	5/22/09				0	23,600	41,300				161,188
	5/22/09								23,600	6.83	81,184

(1)

Amounts shown in the columns under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” represent fiscal year 2010 annual threshold, target, and maximum cash-based annual incentives granted under the Executive Officer Annual Incentive Plan. Total threshold, target, and maximum payouts are conditioned on achievement of weighted goals based on EBITDA dollars, EBITDA as a percentage of revenues, improvements in accounts receivable days’ sales outstanding and dollar days’ sales outstanding (“DSO/DDSO”), and achievement of individual objectives (“MBOs”) for each Named Executive Officer. For EBITDA dollars and percentage of revenues, to receive a threshold payout of 50% of the target incentive, achievement of 80% of the performance measures is required, while the maximum payout of 250% of the target incentive is received if 150% of the performance measure is achieved. For DSO/DDSO, 10 days improvement achieves target payout, while 1 day improvement yields a 10% payout of the target incentive and 25 days improvement yields a 250% payout of the target incentive. For MBOs, target payment is made if all MBOs are achieved. The payout for each specific MBO ranges from 0% to 150%, depending on the level of achievement for each specific MBO, which have specific weightings. Actual fiscal year 2010 payouts for each Named Executive Officer pursuant to these awards are shown in the Summary Compensation Table above in the column titled “Non-Equity Incentive Plan Compensation,” and further explanation and payouts by component are set forth in the Compensation, Discussion and Analysis – Annual Incentives.

(2)

The share amounts shown in the columns under “Estimated Future Payouts Under Equity Incentive Plan Awards” represent target and maximum payouts under the 2010 LTIP. As discussed in the Compensation, Discussion and Analysis – Long-Term Equity Incentives, the maximum amounts are 175% of target, and there is no payout for performance below target. Actual performance shares earned for fiscal year 2010 for each Named Executive Officer are set forth in footnote 4 to the Summary Compensation Table above. One-third of the earned shares vested upon the filing of our Form 10-K, and the balance will vest equally on March 31, 2011 and 2012.

(3)

The share amount shown represents a grant of restricted shares to Ms. Weigand. The restricted shares vests over an eight-year period, with 40% of the award vesting on March 31, 2011 and 10% of the original award vesting each year thereafter from March 31, 2012 through March 31, 2017. Ms. Weigand was granted the restricted shares pursuant to an agreement upon her hire to provide a retirement benefit in lieu of her participation in the Supplemental Executive Retirement Plan, which had been closed to new participants.

(4)

The share amounts shown for the equity grants on May 22, 2009 represent SSARs granted at the fair market value of our Common Shares on the grant date as fiscal year 2010 long-term incentive awards. The SSARs have a seven-year term and become exercisable in thirds beginning on March 31, 2010. The share amount for Ms. Weigand’s December 18, 2009 SSARs grant represents SSARs granted at the fair market value of our Common Shares on the grant date. The SSARs vest over an eight-year period, with 40% of the award vesting on March 31, 2011 and 10% of the original award vesting each year thereafter from March 31, 2012 through March 31, 2017. As noted in footnote 3 above, the SSARs were granted to Ms. Weigand to provide a retirement benefit.

(5)

The dollar amount shown for the equity grants on May 22, 2009 represents the grant date fair value of the target number of performance shares and grant date fair value of the SSARs, calculated in accordance with FASB ASC Topic 718 (formerly, FASB Statement 123R). The actual value, if any, recognized upon the exercise of a SSAR will depend upon the market price of the Common Shares on the date the SSAR is exercised. For Ms. Weigand, the dollar amount shown for the equity grants on December 18, 2009 represents the grant date fair value of the restricted shares and of the SSARs, calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards

The following table and related notes summarize information regarding the outstanding equity awards held by the Named Executive Officers as of March 31, 2010.

Outstanding Equity Awards at 2010 Fiscal Year-End

		Option Awards					Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Date Expiration	Number of Shares of Stock That Have Not Vested (#)(2)	Market Value of Shares of Stock That Have Not Vested ($)(3)
		Exercisable	Unexercisable (1)

Martin F. Ellis	7/1/2003	40,000			8.33	7/1/2013
	7/28/2004	37,000			13.76	7/28/2014
	4/28/2005	50,000			13.57	4/28/2015
	5/23/2006	15,000			16.58	5/23/2016
	7/28/2006	60,000			15.85	7/28/2016
	11/14/2008	100,000	50,000	(a)	2.19	11/14/2018
	5/22/2009	26,000	52,000	(b)	6.83	5/22/2016	38,971	435,306

Kenneth J. Kossin, Jr.	5/23/2006	15,000			16.58	5/23/2016
	5/21/2007	15,000			22.21	5/21/2017
	5/23/2008	11,666	5,834	(a)	9.82	5/23/2018
	11/13/2008	30,000	15,000	(a)	2.51	11/13/2018
	5/22/2009	7,033	14,067	(c)	6.83	5/22/2016	10,596	118,357

Kathleen A. Weigand	3/4/2009	15,000	30,000	(d)	3.77	3/4/2019
	5/22/2009	7,866	15,734	(e)	6.83	5/22/2016	11,852	132,387
	12/18/2009		35,000	(f)	9.35	12/18/2019	25,000	279,250

Tina Stehle	5/23/2006	5,000			16.58	5/23/2016
	7/28/2006	3,000			15.85	7/28/2016
	5/21/2007	12,000			22.21	5/21/2017
	5/23/2008	8,000	4,000	(a)	9.82	5/23/2018
	11/13/2008	13,333	13,334	(a)	2.51	11/13/2018
	5/22/2009	7,033	14,067	(c)	6.83	5/22/2016	12,320	137,614

Anthony Mellina	11/13/2008	40,000	20,000	(a)	2.51	11/13/2018
	5/22/2009	7,866	15,734	(e)	6.83	5/22/2016	16,742	187,008

(1)	The securities underlying the unexercised options represent time vesting options and SSARs and vest as follows:

(a) fully exercisable on March 31, 2011

(b) 26,000 on March 31, 2011 and on March 31, 2012

(c) 7,033 on March 31, 2011 and 7,034 on March 31, 2012

(d) 15,000 on March 31, 2011 and 15,000 on March 31, 2012

(e) 7,867 on March 31, 2011 and on March 31, 2012

(f) 14,000 on March 31, 2011 and 3,500 on each March 31 from 2012 through 2017

(2)

Number of shares for each Named Executive Officer granted on May 22, 2009 represents performance shares earned and unvested as of March 31, 2010, pursuant to the 2010 LTIP. One-third of the earned shares vested upon the filing of our Form 10-K, and the balance will vest equally on March 31, 2011 and 2012. The number of shares for Ms. Weigand’s December 18, 2009 grant represents the full number of restricted shares granted, 40% of which will vest on March 31, 2011 with an additional 10% vesting each March 31 from 2012 through 2017.

(3)	Calculated based on the closing price of our Common Shares on March 31, 2010 of $11.17 per share.

Option Exercises and Stock Vested

The following table and related notes summarize information regarding the exercise of options to purchase Common Shares and the vesting of other stock awards by the Named Executive Officers during fiscal year 2010.

Option Exercises and Stock Vested for Fiscal Year 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)

Martin F. Ellis	—	—	24,860	223,546
Kenneth J. Kossin, Jr.	—	—	3,497	24,339
Kathleen A. Weigand	—	—	3,911	27,221
Tina Stehle	13,333	45,690	4,066	28,299
Anthony Mellina	—	—	5,525	38,454

(1)

The value realized on option exercise is determined by multiplying the number of Common Shares underlying the stock awards exercised by the difference between the closing price on the date of exercise and the exercise price.

(2)

For Mr. Ellis, vested shares include 12,000 restricted shares issued in April 2007. Also included for Mr. Ellis and for each other Named Executive Officer are performance shares granted on May 22, 2009. The performance shares were earned as of March 31, 2010, vest in one-third increments, and the first one-third of the earned shares vested upon the filing of our Form 10-K. We included the vested amount in this table due to the performance conditions being based on fiscal year 2010 results.

(3)

The value realized on vesting of stock awards is determined by multiplying the number of Common Shares underlying the stock awards by the closing price of our Common Shares on the vesting date of such stock awards.

Retirement Benefits

The following table provides information relating to potential payments under the SERP to Mr. Ellis, the only Named Executive Officer that participates in the SERP. The SERP is a nonqualified defined benefit plan that we implemented on April 1, 2000. In February 2009, the Compensation Committee determined not to name any additional participants to the SERP. The SERP provides benefits equal to 50% of covered pay, defined as annual salary plus actual annual incentive pay paid in a given year. The average of the highest three years of covered pay in the last five consecutive fiscal years prior to retirement is used as the basis for calculating benefits. The benefit formula is defined as 3.33% of final average covered pay multiplied by the number of years of continuous service, capped at 15 years. The SERP benefit is offset by our matching and profit sharing contributions under both the 401(k) Plan and the BEP, as well as 50% of the participant’s estimated Social Security retirement benefits payable at age 62, attributable to wages earned from the date of hire.

Normal retirement is at age 65 with early retirement defined as the attainment of age 55 plus seven years of continuous service. The benefit is actuarially reduced for any benefits taken prior to age 60. Benefits may be taken in the form of life or joint-and-survivor annuities or as a lump sum.

Pension Benefits for Fiscal Year 2010

	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payment During Last Fiscal Year ($)
Martin F. Ellis	SERP	6	445,502	0

Nonqualified Deferred Compensation Plan

The following table presents deferred compensation under the BEP for the Named Executive Officers.

Participants in the BEP must make irrevocable and timely elections to defer salary and annual incentive amounts into the BEP. We have provided both profit sharing amounts and matching amounts in the BEP as if the amounts deferred by the participant in the BEP were the equivalent to a pre-tax participant contribution to the 401(k) Plan, although in September 2009 we suspended our match to the BEP, and we did not make a profit sharing contribution to the BEP for fiscal year 2010. The BEP disregards certain government regulatory limitations that are applicable to the 401(k) Plan. Participants may direct the investment of their accounts by choosing from among a group of investment funds.

Participants will receive amounts from the BEP upon their separation from service. If their separation is due to disability or qualifies as early or normal retirement (age 55 with seven years of service or age 65 regardless of service, respectively) their account will be paid pursuant to their elected number of installments, provided they have made an appropriate and timely election. Participants may elect to have benefits paid in a lump sum or in the form of a series of substantially equal installments, which may range between two and twenty years. In the event of a termination of employment for reason of death, the participant’s entire account will be paid to their beneficiary in a single sum. If a participant’s employment is terminated for cause, amounts credited for matching and profit sharing purposes are forfeited, although salary and annual incentive amounts deferred by the participant are still paid.

Nonqualified Deferred Compensation for Fiscal Year 2010

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distribution ($)	Aggregate Balance at Last Fiscal Year-End ($)(2)

Martin F. Ellis	94,325	10,229	151,965	—	510,366
Kenneth J. Kossin, Jr.	—	—	—	—	247
Kathleen A. Weigand	133,125	—	44,405	—	177,530
Tina Stehle	—	—	30,042	—	108,617
Anthony Mellina	5,000	—	354	—	5,354

(1)

Amounts under “Company Contributions in Last Fiscal Year” are included in the Summary Compensation Table above under “All Other Compensation” and noted as “BEP Match.” None of the amounts under “Aggregate Earnings in Last Fiscal Year” represent above-market or preferential earning required to be disclosed in the Summary Compensation Table above.

(2)

Amounts previously reported as compensation in summary compensation tables for previous years for each Named Executive Officer are as follows: Mr. Ellis: $368,973; Mr. Kossin: $245; Ms. Weigand: $0; Ms. Stehle: $33,555; and Mr. Mellina: $0. Amounts were previously disclosed as salary, bonus, and/or “All Other Compensation” as BEP matches and profit sharing for each year the Named Executive Officer appeared in the summary compensation table for the fiscal year.

Termination and Change of Control

The following table and related notes and discussion summarize certain information related to the total potential payments which would have been made to the Named Executive Officers in the event of termination of their employment with the Company, including in the event of a change of control, effective March 31, 2010, the last business day of fiscal year 2010. Please also refer to “Compensation Discussion and Analysis — Change of Control and Severance Agreements” for additional related information.

Change of Control Agreement and Non-Competition Agreement with Mr. Ellis.  In June of 2003, we entered into a Change of Control Agreement with Mr. Ellis and we entered into a Non-Competition Agreement (severance agreement) with Mr. Ellis in April of 2005, both of which were subsequently amended to make administrative changes. Under Mr. Ellis’ Change of Control Agreement, if during the 12-month period following a change of control (as defined in the Change of Control Agreement) he is terminated without cause or voluntarily terminates his employment for good reason, we must pay cash equal to twenty-four times the greater of his highest monthly base salary paid during the twelve months prior to the change in control or his highest monthly base salary paid or payable by the Company at any time from the ninety day period preceding a change of control through the termination date. He is also entitled to a sum equal to two times his target annual incentive, and we will continue to provide group benefits and executive benefits for two years, paid in accordance with the terms of the Change of Control Agreement. All equity incentives will become immediately available to him upon a termination after a change of control. Additionally, Mr. Ellis would be treated as having retired from the Company two years following his termination and would receive two additional years of credited service under the SERP. Under the Change of Control Agreement, “cause” is defined as (i) material breach of the Change of Control Agreement or the employee’s duties or responsibilities, (ii) an act of personal dishonesty by the employee and intended to result in his personal enrichment at our expense, (iii) intentional misconduct that materially injures the Company, or (iv) the employee’s conviction of a felony. “Good reason” is defined as (i) a material adverse change in responsibilities; (ii) a substantial reduction in target annual compensation, or (iii) any requirement that the employee relocate to a facility that is more than 50 miles from his current location.

If any payment received by Mr. Ellis in connection with a change of control is deemed a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, resulting in an “excess parachute payment” within the meaning of such Section 280G(b), he will be entitled under the Change of Control Agreement to a cash payment in an amount equal to the 20% excise tax, if any, payable by him pursuant to the provisions of Section 4999, which amount will be increased by the aggregate of the amount of any federal, state, and local income taxes and excise taxes for which he may become liable on account of the receipt of the excise tax gross up payment.

Under Mr. Ellis’ Non-Competition Agreement, if we terminate his employment without cause, he is entitled to his salary, target annual incentive, group benefits, and executive benefits for twenty-four months following such termination. If his employment is terminated for cause or he voluntarily resigns his position, we have no obligations for such payments or benefits coverage under the agreement. If he is terminated for cause or voluntarily terminates his employment, he is prohibited for the two-year period following any such termination (the “Noncompetition Period”) from being employed by, owning, operating, or similar involvement, directly or indirectly, with a business that competes with us, including but not limited to the sale of information technology products and services, enterprise computer systems, and related consulting, integration, maintenance, and professional services in the geographical area in which we conduct our business. If he is terminated without cause, we may, in our sole discretion, elect to pay him his regular salary and target annual incentive for all or any part of the Noncompetition Period, which payments are separate and in addition to the severance payments and benefits coverage described above and, so long as we make such payments, he will be bound by the non-competition provisions described above. The Non-Competition Agreement also contains nondisclosure and non-interference provisions. In the event of a change of control, the provisions of the Change of Control Agreement described above will supersede those of the Non-Competition Agreement with respect to severance and non-competition terms.

In December 2008, the payment terms in Mr. Ellis’ Change of Control Agreement and Non-Competition Agreement were amended to comply with Section 409A of the Internal Revenue Code of 1986, or an exception thereto, to enable him to avoid certain negative tax consequences that might otherwise be triggered by our payment of benefits to him. Under the amendments, we modified the payment structure so that the severance payments and the change of control payments are the same. In the event that a benefit payment is triggered, subject to a six-month delay if necessary to comply with Section 409A, we will make payments on regularly scheduled intervals for one year after termination and, within thirty days after the one year anniversary of the termination date, we will pay the remainder of the total amount owed in a lump sum.

Employment Agreements.  Effective April 1, 2007, we entered into employment agreements with Messrs. Kossin and Mellina and Ms. Stehle, and on March 4, 2009, we entered into an employment agreement with Ms. Weigand, the terms of which are the same (the “Employment Agreements”). Under the Employment Agreements, in the event we terminate an executive’s employment without cause, the executive is entitled to his or her monthly salary, target annual incentive, and applicable medical and dental coverage and auto allowance for twelve months following such termination. In the event that the Company changes an executive’s position such that his or her responsibilities are substantially lessened or if the executive is required to relocate to a facility more than 50 miles away (each, a “Change in Position”), such executive may terminate his or her employment within 30 days of the Change in Position. Such termination will be deemed to be a termination without cause. In the event an executive’s employment is terminated for any other reason, we have no obligations for such payments or benefits coverage under the Employment Agreements. If any of these executives is terminated for cause or voluntarily terminates his or her employment for any reason other than a Change in Position, such executive is prohibited under the Employment Agreements for a one-year period following any such termination (the “Noncompetition Period”) from being employed by, owning, operating or similar involvement, directly or indirectly, with a business that competes with us, including but not limited to the sale of information technology products and services, enterprise computer systems, and related consulting, integration, maintenance, and professional services in the geographical area in which we conduct our business. In the event that the executive is terminated without cause, we may, in our sole discretion, elect to pay the executive his or her regular salary and target annual incentive for all or any part of the Noncompetition Period, which payments are in lieu of the severance payments and benefits coverage described above and, so long as we make such payments, the executive will be bound by the non-competition provisions described above. The Executive Agreements also contain nondisclosure and non-interference provisions.

Pursuant to a Retention Agreement, if Ms. Weigand continues her employment with the Company for twelve months after the change in control, or until released by a senior executive, if earlier, she will be paid $200,000. No other forms of compensation or personal benefits are offered under the agreement.

Termination and Change of Control

	Martin F. Ellis	Kenneth J. Kossin, Jr.	Kathleen A. Weigand	Tina Stehle	Anthony Mellina
Voluntary Termination or Termination with Cause ($)
Base & Incentive	—	—	—	—	—
Stock & Options/SSAR – Accelerated Vesting	—	—	—	—	—
Termination without Cause or by Employee for Change in Position (1)($)
Base & Incentive (2)	1,575,000	427,500	450,000	410,000	450,000
Stock & Options/SSARs – Accelerated Vesting	—	—	—	—	—
Auto Allowance (3)	24,000	5,400	5,400	5,400	5,400
Health Insurance (4)	25,484	12,742	—	3,840	12,382

Total	1,624,484	445,642	455,400	419,240	467,782
Change in Control: Termination without Cause or by Employee for Good Reason (5)($)
Severance – Base & Incentive (2)	1,575,000	—	—	—	—
Retention (6)	—	—	200,000	—	—
Stock Options/SSARs – Accelerated Vesting (7)	674,680	198,827	311,520	181,923	241,486
Stock – Accelerated Vesting (8)	435,303	118,362	225,466	137,618	187,006
SERP (9)	535,761	—	—	—	—
Auto Allowance (3)	24,000	—	—	—	—
Health Insurance (4)	25,484	—	—	—	—
Excise Tax Gross-Up	1,348,594	—	—	—	—

Total	4,618,822	317,189	736,986	319,541	428,492
Death/Disability/Normal Retirement (10)
Stock Options/SSARs – Accelerated Vesting (7)	674,680	198,827	311,520	181,923	241,486
Stock – Accelerated Vesting (8)	435,303	118,362	225,466	137,618	187,006

(1)

Termination without cause is covered for Mr. Ellis under his Non-Competition Agreement. “Change of Position” is not applicable to Mr. Ellis under his Non-Competition Agreement. Termination without cause or for “Change of Position” is covered for the other Named Executive Officers under their employment agreements. “Change of Position” is (i) a change in the executive’s position such that their responsibilities or compensation are substantially lessened or (ii) any requirement that the executive relocate to a facility that is more than 50 miles from his or her current location.

(2)

For Mr. Ellis, the amount reflects the sum of 24 months regular base pay and an amount equal to two times the annual incentive plan target applicable to Mr. Ellis at the time of termination. The amount of this payment is the same with or without a change in control; however, no duplicate severance payment is made in the event of a change in control.

For the other Named Executive Officers the amount reflects the sum of 12 months regular base pay and an amount equal to the annual incentive plan target applicable to the executive at the time of termination.

(3)	Represents the sum of 24 months of auto allowance for Mr. Ellis and 12 months for the other Named Executive Officers.

(4)

Health Insurance consists of health care and dental care benefits. The amount reflects the sum of 24 months of health and dental benefits for Mr. Ellis and 12 months of benefits for the other Named Executive Officers. These benefits have been calculated based on actual cost to us for calendar year 2010.

(5)

“Good Reason” is defined in Mr. Ellis’ Change of Control Agreement, as amended, as (i) a material adverse change in responsibilities, (ii) a substantial reduction in target annual compensation, or (iii) any requirement that the executive relocate to a facility that is more than 50 miles from his current location.

(6)	Pursuant to Ms. Weigand’s Retention Agreement.

(7)

Stock options and SSARs vest upon a change of control and are calculated using the Common Shares closing price of $11.17 per share on March 31, 2010 less the option price per share for the total number of options accelerated. The potential payment from the accelerated options includes only the proceeds from the exercise of options with an exercise price less than $11.17 since there would be no proceeds upon the exercise of “underwater” stock options.

(8)

Upon a change in control, 33.3% of Ms. Weigand’s 25,000 restricted shares would vest as of March 31, 2010, and are valued at the Common Shares closing price of $11.17 per share on March 31, 2010. All performance shares earned by the Named Executive Officers as of March 31, 2010 would vest, and are valued at $11.17 per share.

(9)

Reflects the value which is the difference between the SERP benefit which is only payable as a result of change in control and the SERP benefits payable upon normal retirement. The SERP contains a slightly different definition of “change in control” from Mr. Ellis’ Change of Control Agreement, as amended, but for purposes of the possible benefit calculation, we have assumed each has occurred.

(10)	Normal retirement is defined as age 65.

RELATIONSHIP WITH COMPENSATION COMMITTEE CONSULTANT

During fiscal year 2010, the Compensation Committee retained Pearl Meyer & Partners (“PM&P”) as compensation consultant for executive compensation matters relating to the Company’s equity incentive plans, peer group considerations, executive compensation, and other related matters. PM&P provided the Compensation Committee with market compensation data and made recommendations with regard to the form and amount of executive compensation based on the market data. PM&P also identified peer companies and related financial data for those companies to assist the Company in selecting a peer group.

All fees paid to PM&P in fiscal year 2010 were for executive compensation consultation, as PM&P did not provide any non-executive compensation consultation to the Company in fiscal year 2010.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of March 31, 2010.

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by shareholders (1991 Stock Option Plan, Amended and Restated 2000 Stock Incentive Plan, 2006 Stock Incentive Plan and 1995, 1999 and 2000 Stock Option Plans for Outside Directors)	2,304,150	$10.39	1,101,582

Equity compensation plans not approved by shareholders	0	0	0

Total	2,304,150	$10.39	1,101,582

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Audit Committee’s activities are governed by a written charter adopted by the Board. The Board adopted an Amended and Restated Audit Committee Charter, which is available at the Company’s website www.agilysys.com. The Audit Committee currently consists of five Directors, all of whom are independent in accordance with the rules of the NASDAQ Stock Market, Section 10A(m) of the Securities Exchange Act of 1934 and the rules and regulations of the SEC. The Board has determined that Mr. Commes is an “audit committee financial expert” as defined by the SEC.

Management has the primary responsibility for the Company’s financial statements and the reporting process, including the system of internal controls over financial reporting. Ernst & Young LLP, the Company’s independent registered public accounting firm, audits the annual financial statements prepared by management and expresses an opinion on whether those financial statements conform with United States generally accepted accounting principles, and also audits the internal controls over financial reporting and management’s assessment of those controls. The Audit Committee hires the Company’s independent registered public accounting firm and monitors these processes.

In carrying out its responsibilities, the Audit Committee has reviewed and has discussed with the Company’s management the Company’s 2010 audited financial statements. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with United States generally accepted accounting principles. In addition, the Audit Committee discussed with the Company’s financial management and independent registered public accounting firm the overall scope and plans for the audit. The Audit Committee also met with the independent registered public accounting firm, with and without management present, to discuss the results of the audit, their evaluation of the Company’s internal controls over financial reporting, including both the design and usefulness of such internal controls, and the overall quality of the Company’s financial reporting.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance.

The Audit Committee has also received written disclosures from Ernst & Young LLP regarding their independence from the Company and its management as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, has discussed with the independent registered public accounting firm their independence, and has considered the compatibility of non-audit services with the registered public accounting firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company’s 2010 audited financial statements be included in the Company’s 2010 Annual Report and Form 10-K for the fiscal year ended March 31, 2010.

Submitted by the Audit Committee of the Board of Directors as of June 2, 2010

Thomas A. Commes, Chairman
R. Andrew Cueva
James H. Dennedy
Robert A. Lauer
Robert G. McCreary, III

PROPOSAL 2

RATIFICATION OF APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2011. Shareholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Amended Code of Regulations or otherwise; however, we are submitting the appointment of Ernst & Young LLP to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company and our shareholders.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP, AND PROXY CARDS RECEIVED BY THE COMPANY WILL BE SO VOTED UNLESS THE SHAREHOLDER SPECIFIES OTHERWISE IN THE PROXY CARD.

The Audit Committee has reviewed the fees of Ernst & Young LLP, our independent registered public accounting firm. Fees for services rendered by Ernst & Young for fiscal years 2010 and 2009 were:

Fiscal Year	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees

2010	$1,446,755	$167,230	$218,000	$ -0-

2009	$1,618,304	$ 32,139	$218,500	$ -0-

“Audit Fees” consist of fees billed for professional services provided for the annual audit of our financial statements, annual audit of internal control over financial reporting, review of the interim financial statements included in quarterly reports, and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings. “Audit-Related Fees” generally include fees for employee benefits plan audits, business acquisitions, and accounting consultations. “Tax Fees” include tax compliance and tax advice services. “All Other Fees” generally relate to services provided in connection with non-audit acquisition activities.

It is the Audit Committee’s policy that all audit, non-audit, and tax services are pre-approved by the Audit Committee. Consistent with its charter, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee between meetings when it is necessary to expedite services, provided that any pre-approvals so delegated are reported to the Audit Committee at its next scheduled meeting. All audit, non-audit, and tax services were pre-approved by the Audit Committee consistent with this policy during fiscal years 2010 and 2009.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and are expected to be available to respond to appropriate questions.

OTHER MATTERS

The Board is not aware of any matter to come before the Annual Meeting other than those mentioned in the accompanying Notice. If other matters properly come before the Annual Meeting, the persons named in the accompanying Proxy intend, to the extent permitted by law, to vote using their best judgment on such matters.

The cost of solicitation of Proxies, including the cost of preparing, assembling and mailing the Notice, Proxy Statement, and Proxy, will be borne by us. In addition to solicitation by mail, arrangements may be made with brokerage houses and other custodians, nominees, and fiduciaries to send proxy materials to their principals, and we may reimburse them for their expenses in so doing. To the extent necessary to assure sufficient representation, our officers and employees may in person or by telephone or telegram request the return of Proxies. In addition, we have retained Georgeson to assist in the solicitation of Proxies. We have agreed that Georgeson will be paid a fee not to exceed $8,500, plus reimbursement of reasonable out-of-pocket expenses. We have also agreed to indemnify Georgeson against certain liabilities and expenses, including certain liabilities and expenses under the federal securities laws.

RELATED PERSON TRANSACTIONS

All related person transactions with the Company require the prior approval of or ratification by our Audit Committee. The Board adopted Related Person Transaction Procedures to formalize the procedures by which our Audit Committee reviews and approves or ratifies related person transactions. The procedures set forth the scope of transactions covered, the process for reporting such transactions, and the review process.

Through our Nominating and Corporate Governance Committee, we make a formal yearly inquiry of all of our executive officers and Directors for purposes of disclosure of related person transactions, and any such newly revealed related person transactions are conveyed to the Audit Committee. All officers and Directors are charged with updating this information with our internal legal counsel.

SHAREHOLDER PROPOSALS

Any shareholder that intends to present a proposal at the 2011 Annual Meeting of Shareholders must ensure the proposal is received by our Corporate Secretary at our principal executive offices no later than February 25, 2011, for inclusion in the Proxy Statement and proxy card relating to that Annual Meeting. Each proposal submitted should be accompanied by the name and address of the shareholder submitting the proposal and the number of Common Shares owned. If the proponent is not a shareholder of record, proof of beneficial ownership should also be submitted. All proposals must be a proper subject for action and comply with the proxy rules of the SEC.

We may use our discretion in voting Proxies with respect to shareholder proposals not included in the Proxy Statement for the fiscal year ended March 31, 2011, unless we receive notice of such proposals prior to May 11, 2011.

Any shareholder entitled to vote at the Annual Meeting on July 29, 2010 may make a request in writing and we will mail, at no charge, a copy of our 2010 Annual Report, including the financial statements and schedules required to be filed with the SEC pursuant to Rule 13a-1 under the Exchange Act, for the most recent fiscal year. Written requests for such 2010 Annual Report should be directed to Agilysys, Inc., Attn: Treasurer, 28925 Fountain Parkway, Solon, Ohio 44139.

Please sign and return your proxy card promptly in order to make certain your shares will be voted at the Annual Meeting. For your convenience a return envelope is enclosed requiring no additional postage if mailed in the United States.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This Proxy Statement contains certain disclosure regarding executive and Director compensation which may constitute forward-looking information within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934, and the Private Securities Reform Act of 1995. These amounts include estimates of future amounts payable under awards, plans, and agreements, or the present value of such future amounts, as well as estimated values as of a certain dates, including grant date fair values. In estimating the values of certain plans or unvested awards, we were required to make certain assumptions about the extent to which certain conditions will be satisfied and the rate at which awards will vest. Estimating future payments, values, and vesting of this nature is necessarily subject to contingencies and uncertainties, many of which are difficult to predict, and requires us to make assumptions as to a number of variables which may, and in many cases will, differ from future actual outcomes. These variables include the price of our Common Shares, the date of termination of employment, applicable tax rates, stock volatility, and other assumptions. We do not undertake to update or revise any forward-looking information even if events make it clear that any projected results or outcomes will not be realized.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼   PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

If cumulative voting is in effect, the Proxy holders intend to cumulate votes for the election of all or any one or more of the Board of Directors’ nominees, Keith M. Kolerus, Robert A. Lauer and Robert G. McCreary, III. THIS PROXY CARD GIVES THE PROXY HOLDERS FULL DISCRETIONARY AUTHORITY TO VOTE CUMULATIVELY AND TO ALLOCATE VOTES AMONG MESSRS. KOLERUS, LAUER AND MCCREARY, UNLESS AUTHORITY TO VOTE FOR ANY OF THEM IS WITHHELD, IN WHICH CASE NO VOTES REPRESENTED BY THIS PROXY CARD WILL BE CAST FOR ANY DIRECTOR FOR WHOM AUTHORITY TO VOTE IS SO WITHHELD.

+

1.	ELECTION OF DIRECTORS: 01 - Keith M. Kolerus 02 - Robert A. Lauer 03 - Robert G. McCreary, III

☐	Mark here to vote FOR all nominees.	☐	Mark here to WITHHOLD vote from all nominees.

		01	02	03
☐	For All Nominees EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the numbered box(es) to the right corresponding to the director(s) listed above.	☐	☐	☐

		For	Against	Abstain
2.	RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.	☐	☐	☐

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments thereof.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears above. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such; and if signing for a corporation, please give your title. When shares are in the names of more than one person, each must sign.

Date (mm/dd/yyyy) —Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼   PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy Card — Agilysys, Inc. — Annual Meeting of Shareholders — July 29, 2010

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Martin F. Ellis and Kathleen A. Weigand, and each of them, as Proxy holders and attorneys, with full power of substitution, to appear and vote all of the Common Shares of Agilysys, Inc. which the undersigned shall be entitled to vote at the Annual Meeting of Shareholders of Agilysys, to be held at the Agilysys headquarters at 28925 Fountain Parkway, Solon, Ohio 44139, at 8:30 a.m., local time, and at any adjournments thereof, hereby revoking any and all proxies heretofore given.

When properly executed, this proxy will be voted in the manner directed by the signed shareholder(s); if no direction is made, this proxy will be voted FOR all nominees in proposal 1 and FOR proposal 2.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting to be held on July 29, 2010: The Notice of Annual Meeting of Shareholders and Proxy Statement are available on our website at www.agilysys.com.

IMPORTANT NOTICE TO PARTICIPANTS IN THE RETIREMENT PLAN OF AGILYSYS (THE “PLAN”)

If you, the undersigned, are a participant in the Plan, you hereby instruct the Plan’s trustee, State Street Bank & Trust Company, as to how to vote your Plan shares in connection with the Proxy Statement for the Annual Meeting by completing and signing this proxy card, which will serve as your voting instructions. The Plan’s fund manager, MassMutual Financial Group, will receive a tally of the votes instructed by participants on this card and instruct the Plan’s trustee. If no instruction is provided, the Plan shares that have not been voted will be voted in the same proportion as the Plan shares which have been voted. To allow time for the fund manager to tally votes and instruct the trustee on your behalf, your completed, dated and signed card must be received no later than the close of business on July 26, 2010.

(Continued and to be signed on reverse side)